An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission, which we refer to as the Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

PART II – OFFERING CIRCULAR

POMM INC.

985 Citadel Drive Northeast,

Suite A,

Atlanta, Georgia 30324

20,051 Units at $498.8 per Unit, comprised of an aggregate of 802,065 Shares at
$12.47 per share for the amount of $10,001,750.5

Minimum purchase: one unit which is comprised of 40 Shares ($498.80 per Unit)

POMM Inc. is a Nevada corporation (the “Company” or “POMM”) focused on providing battery extension, electronic storage and data protection for smartphone users. Pursuant to this Offering Circular (“Offering Circular”), the Company is offering a minimum of 40 shares and a maximum of 802,065 shares of common stock (the “Offering”), on a “best efforts” basis. There is a one Unit Minimum amount required for this offering. It is anticipated that the initial closing may occur after the Offering Circular is declared qualified by the Securities and Exchange Commission. Thereafter, the Company may hold additional “rolling closings” at such time and place, and on such date or dates, as the Company may determine at its own discretion. The offering may continue until the earlier of October30, 2016 (which date may be extended at our option) or the date when all shares have been sold. Assuming the sale of all of the shares in the Offering, the purchasers in the Offering will beneficially own an aggregate of approximately 22.74%, (or 23.75% in case the existing shareholders exercise their rights to sell their shares) of the Company’s outstanding common stock following the Offering, on a fully diluted basis. Prospective purchasers of the shares of common stock should carefully consider the risk factors referred to in this Offering Circular before making an investment in the Company (See “RISK FACTORS” on page 5).

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE U.S. SECURITIES AND EXCHANGE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE EXEMPT FROM REGISTRATION.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS OFFERING CIRCULAR THAT MANAGEMENT BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED OR APPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE THESE AUTHORITIES HAVE PASSED NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Number of Shares		Price to Public (1)	Underwriting Discounts and Commissions (2)	Proceeds to the Company
Per share:	1		$12.47	-0-	$12.47
Total Minimum	40		$498.80	-0-	$498.80
Total Maximum	802,065	(3)	$10,001,750.5	-0-	$7,637,635	(3)

(1)	The Shares are offered in denominations of $12.47 and any even multiple thereof. The minimum subscription is $498.80. The price of the stock was arbitrarily determined by POMM Inc.
(2)	There is no underwriter for the securities offered by this Offering Circular. The Company intends to sell the securities itself in its capacity as issuer.
(3)	Ancillary fees, such as legal, marketing and accounting/auditor’s fees associated with the Offering will be approximately $500,000.00. In addition 149,488 shares out of the 802,065 are resale shares for an existing shareholder for an aggregate of $1,864,115.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

The date of this Prospectus is May 19, 2016

Prepared By:

Sunny J. Barkats

JSBarkats, PLLC

18 East 41st Street, 14th Floor

New York, NY 10017

P: (646) 502-7001

F: (646) 607-5544

Info@JSBarkats.com

www.JSBarkats.com

IMPORTANT INVESTOR NOTICES

PROSPECTIVE INVESTORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR AS INVESTMENT, LEGAL, BUSINESS OR TAX ADVICE. EACH INVESTOR SHOULD CONTACT HIS OR HER OWN ADVISORS REGARDING THE APPROPRIATENESS OF THIS INVESTMENT AND THE TAX CONSEQUENCES THEREOF WHICH MAY DIFFER DEPENDING ON AN INVESTOR’S PARTICULAR FINANCIAL SITUATION. IN NO EVENT SHOULD THIS OFFERING CIRCULAR BE DEEMED TO BE CONSIDERED TAX ADVICE PROVIDED BY US.

The information contained in this Offering Circular is as of the date set forth on the cover page, and delivery of this Offering Circular at any time does not imply that the information contained herein is correct as of any date subsequent to the date set forth on the cover page.

The Company reserves the right to reject any offering for equity or to terminate, at any time, the solicitation or indications of interest in investing in the opportunity or the further participation in the investigation and proposal process by any party. Finally, the Company reserves the right to modify, at any time, any procedures related to such process without assigning any reason therefore.

We are not a reporting Company under the federal securities laws. We do not intend to furnish annual reports to our security holders containing financial statements that have been audited by independent public accountants.

No expert has been named in the Offering and it is anticipated that all experts shall be independent of the Company.

At the time of this filing, no marketing arrangements of any kind are known to the Company. Further, to the Company’s knowledge, no underwriter intends to confirm any sales of the Company’s securities to any accounts over which it exercises discretionary authority.

This a self-underwritten Offering.

Inquiries

For additional information regarding POMM please contact:

David Freidenberg: david@privatepomm.com; Tel: (917) 300 0651

Gila Fish: gila@privatepomm.com Tel:+972545606209

Contact our attorneys at JSBarkats, PLLC located at 18 East 41st Street, 14th Fl., New York, NY 10017 or via email: info@jsbarkats.com

OFFERING SUMMARY

POMM INC.

Prepared by:

Sunny J. Barkats

JSBarkats, PLLC

18 East 41st Street, 14th Floor

New York, NY 10017

www.JSBarkats.com

This Offering Summary highlights information contained in other parts of this Offering Circular and is not a complete detailed description of the terms of the investment. Because it is a summary, it does not contain all of the information that you should consider before investing in the Offering. For a more complete understanding of this Offering Circular, you should read this entire document carefully, including information concerning the Company, the securities being sold through this Offering, and the information set forth under the heading “Risk Factors” starting on page 5.

Our Company

POMM Inc. (“Company”) is a holding company owning 100% of OS New Horizon – Personal Computing Solutions Ltd., (the “Subsidiary”) and together they are developing and commercializing advanced biometry-based, user-enhanced authentication, and privacy management solutions. The Company`s principal office is located at 985 Citadel Drive Northeast, Suite A, Atlanta, GA 30324, and from that office it supervises, directs, controls and coordinates the manufacturing and development of its secured, patented, biometric, privacy system under the “POMM” brand name and is offering its POMM platforms for smartphone users in the United States market and abroad. The Company`s business activities are being directed, controlled and coordinated from its principal office in Atlanta, GA. The Subsidiary solely acts as the research and development division of the Company.

This Offering

Offering:

A maximum offering of 20,051 Units, as defined hereafter, at $498.80 per Unit, for an aggregate of 802,065 shares of common stock (the "Shares") at $12.47 per share for the amount of $10,001,750.5 (the "Maximum Offering"), and a minimum subscription of one Unit that is comprised of Forty (40) Shares (the "Unit") per subscriber is permitted, which amount may be increased or decreased at the discretion of the Company's Board of Directors at the time.

Investors will receive one (1) POMM device for free for each $5,000 they invest in this Offering. In addition such device will be serviced as a part of Beta test group.

The issuance and sale of the Shares is being made in reliance upon “Regulation A+” under title IV tier II of the “Jobs Act” as amended in March 2015 which is an exemption from registration provided for under Section 3(b) of the Securities Act, and in reliance on applicable registration, or exemptions from registration, provisions under certain state securities laws.

The Company	The Company is a Nevada corporation. The Company`s principal office is at 985 Citadel Drive Northeast, Suite A, Atlanta, GA 30324. The Company`s telephone number is (917) 300-0651.

Ownership of the Company:

Immediately following the Offering, it is anticipated that the outstanding capitalization of the Company will consist of 2,246,878 shares of common stock if the Maximum Offering is sold (or more if the Company elects to accept over subscriptions);

Assuming the sale of all of the Shares in the Maximum Offering, the purchasers in the Offering will beneficially own an aggregate of approximately 22.74%, (or 23.75% in case the existing shareholders exercise their rights to sell their shares) of the Company’s outstanding common stock following the Offering on a fully diluted basis.

Board Composition:	The Company’s current Board of Directors is composed of Gila Fish and David Friedenberg.

Closing:	It is anticipated that the initial closing may occur after the Offering Circular is declared qualified by the staff at the Securities and Exchange Commission (the “SEC”). Thereafter, the Company may hold additional “rolling closings” at such time and place, and on such date or dates, as the Company may determine at its own discretion (each such date being sometimes referred to herein as a “Closing Date”).

Use of Proceeds:

The Company anticipates net proceeds of the Offering, after payment of estimated costs and expenses associated with the Offering, of approximately $7,637,635 if the Maximum Offering is sold.  The net proceeds will be applied as described under “Use of Proceeds.”  The Company plans to use the proceeds of the Offering to market and manufacture its MiniPOMM  and POMMPro and for general corporate and working capital purposes.

Subscription Documents:	To subscribe for Units, any individual qualified in the state this Offering is provided for subscriber must complete, execute, and return to the Company the Subscription Agreement (Exhibit “A”) and the Investor Questionnaire (Exhibit “B”), which contain certain representations, covenants, warranties, and undertakings, all of which should be carefully considered by the subscriber before execution. A qualified subscriber should only send a wire transfer to the Company`s Account established for the Offering or certified check payable to “POMM Inc.”, in an amount equal to the purchase price for the Units subscribed, moreover once the Offering Circular is disclosed qualified by the SEC and pursuant to the filing of a Form 1-Z all commitment shall be signed but no wire needs to be transferred until a binding notice of closing is emailed to the investor.

Investor Suitability:	No Shares will be offered or sold to any prospective subscriber who does not qualify within the terms of the Investor Questionnaire. The Company reserves the right, in its sole discretion, for any reason or for no reason, to reject any potential subscriber and/or to limit the amount of Units sold to any subscriber in this Offering.

Acceptance of Rejection of Subscriptions:	Subscription Agreements are not binding on the Company until accepted by the Company. If we reject all or a portion of any subscription, we will return to the prospective subscriber all, or the appropriate portion, of the amount submitted with such prospective investor’s subscription, without interest or deduction. After all refunds have been made, the Company and its directors, officers, counsel and agents will have no further liability to subscribers.

Termination of Offering:	If the Offering is terminated or withdrawn, the Company will return to subscribers the subscription amounts held in the subaccount created for this Offering, without interest or deduction therefrom.

Additional Info:	Web site: www.pomm.com

Subscribers Eligibility	The person who is not an accredited investor under Rule 501(a) of Regulation D can purchase in this Offering no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year end (for non-natural persons).

Risk Factors:	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering Circular.

FORWARD-LOOKING STATEMENTS

The following discussion may contain forward-looking statements and information that is based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the discussion that follows and elsewhere in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our product is an add-on device suitable for smartphones. The estimation is that nowadays there are about 2.5 billion smartphone devices worldwide, based on Gartner. The growth rate is about 10% per year. So, at the end of 2018, the amount of devices should be more than 3 billion. We estimate that our product will be of interest to the high end early adaptors which are estimated to be 22% of the Smartphone users. Based on this statistics, we estimated a penetration rate of 0.055% in the first 3 years of the company activity which means about 370K POMM units sold till 2018.

Lawyers and CPAs market size in USA and EU till 2018 is estimated to be 12M people. Since it will be quite complicated to educate the markets, we anticipate only 133K accumulated POMM units sold till 2018. According to all the above forecasts in all markets the accumulated POMM units will reach 500K POMM units sold till the end of 2018. The Company’s plan is to begin the sales in Q3 of 2016 with consumers’ based application for privacy such as secured gallery, secured document and secured notes and passwords. This will bring utterly new concept and products to the consumer market. We believe that we will have a lot of customers as the situation today is lack of privacy in the modern and digital world.

Based on all assumptions above the Company forecast sales of approximately $55,000,000 in the year 2018 and operating profit of 20%.

RISK FACTORS

The investment opportunity offered in this document may not be suitable for all recipients of this document. Prior to investing, you should consult professional advisers who specialize in advising on investments of this nature.

This section “Risk Factors” contains what the Company believes to be the principal risk factors associated with an investment in the Company. In addition to the other information contained in this document, these risk factors should be considered carefully in evaluating whether to make an investment in the Company. If any of the following risks, which are not exhaustive, were to materialize, the Company’s business, financial condition, results or future operations could be materially adversely affected. Additional risks and uncertainties not presently known to the Company, or which the Company currently deem immaterial, may also have an adverse effect on the Company. Prospective investors should carefully consider the other information in this document. The risks listed below do not necessarily comprise all the risks associated with an investment in the Company and are not set out in any order of priority.

Risks Related to the Company’s Business

The Company is a Development STAGE company and we may be unable to keep pace with rapid industry, technological and market changes.

The markets in which we compete are characterized by rapid technological change, frequent new product introductions, evolving industry standards and changing needs of customers. Protection of personal information, access to customer data and other business and personal privacy concerns are major issues. We intend to spend a considerable amount of money on research and development and introduce new products from time to time. There can be no assurance that enhancements to existing products and solutions or new products and solutions will receive customer acceptance. As competition in the data protection industry increases, it may become increasingly difficult for us to maintain a technological advantage and to leverage that advantage toward increased revenues and profits. In addition, there can be no assurance that our vision of data protection on smartphones through our POMM platform will be accepted or validated in the marketplace.

Risks associated with the development and introduction of new products include delays in development and changes in data storage, networking virtualization, infrastructure management, information security and operating system technologies which could require us to modify existing products. Risks inherent in the transition to new products include:

●	the difficulty in forecasting customer preferences or demand accurately;

●	the inability to expand production capacity to meet demand for new products;

●	the inability to successfully manage the interoperability and transition from older products;

●	the impact of customers’ demand for new products on the products being replaced, thereby causing a decline in sales of existing products and an excessive, obsolete supply of inventory;

●	delays in initial shipments of new products; and

●	delays in sales caused by the desire of customers to evaluate new products for extended periods of time.

Further risks inherent in new product introductions include the uncertainty of price-performance relative to products of competitors and competitors’ responses to such new product introductions. Our failure to introduce new or enhanced products on a timely basis, keep pace with rapid industry, technological or market changes or effectively manage the transition to new products or new technologies could have a material adverse effect on our business, results of operations or financial condition.

The Company operates in a competitive environment. Many of the Company’s current and potential competitors have longer operating histories, greater name recognition, more employees, and significantly greater financial, technical, marketing, public relations and distribution resources than the Company. The competitive environment may require the Company to make changes in the Company’s products, pricing, licensing, services or marketing to maintain and extend the Company’s current brand and technology franchise. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish the Company’s revenues, impact the Company’s margins, or lead to a reduction in the Company’s market share, any of which will harm the Company’s business.

If we cannot successfully execute on our strategy and continue to develop, manufacture and market solutions that respond promptly to the security and storage needs of our customers, our business and operating results may suffer.

The security and storage markets are characterized by constant change and innovation, and we expect them to continue to evolve rapidly. Moreover, many of our customers operate in markets characterized by rapidly changing technologies and business models, which require them to develop and manage increasingly complex enterprise networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. Our historical success has been based on our ability to identify common customer needs and design solutions to address complex IT problems in email security and web security, and more recently in backup. Furthermore, our sales and marketing initiatives are primarily focused on higher-growth segments within the security and storage markets. To the extent we are not able to continue to identify IT challenges and execute our business model to timely and effectively design and market solutions to address these challenges, as well as to continue to expand our sales to higher-growth segments within the security and storage markets, our business, operating results and financial condition will be adversely affected.

Although the market expects rapid introduction of new solutions or enhancements to respond to new threats and address evolving customer needs, the development of these solutions is difficult, and the timetable for commercial release and availability is uncertain as there are periods of delay between releases and the availability of new solutions. We may experience delays in the development and availability of new solutions and fail to timely meet customer needs. If we fail to respond to the rapidly changing and rigorous needs of our customers by developing and making available on a timely basis new solutions or enhancements that can respond adequately to new security threats and address evolving customer needs, particularly in the higher-growth segments within the security and storage markets, our competitive position and business prospects will be harmed.

Additionally, the process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends or if we fail to achieve the benefits expected from our investments, our business could be harmed. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position and we must commit significant resources to developing new solutions before knowing whether our investments will result in solutions the market will accept. Our new solutions or solution enhancements could fail to attain sufficient market acceptance for many reasons, including:

●	delays in releasing our new solutions or enhancements to the market;

●	failure to accurately predict market demand or customer demands;

●	inability to protect against new types of attacks or techniques used by hackers;

●	defects, errors or failures in their design or performance;

●	negative publicity about their performance or effectiveness;

●	introduction or anticipated introduction of competing solutions by our competitors;

●	poor business conditions for our customers, causing them to delay IT purchases;

●	the perceived value of our solutions or enhancements relative to their cost;

●	easing of regulatory requirements around security or storage; and

●	reluctance of customers to purchase solutions incorporating open source software.

There can be no assurance that we will successfully identify new opportunities, develop and bring new solutions to market on a timely basis or achieve market acceptance of our solutions, or that solutions and technologies developed by others will not render our solutions or technologies obsolete or noncompetitive, all of which could adversely affect our business and operating results. If our new solutions or enhancements do not achieve adequate acceptance in the market, or if our new solutions do not result in increased sales, our competitive position will be impaired, our revenue will be diminished and the negative impact on our operating results may be particularly acute because of the upfront research, development, marketing, sales and other expenses we incurred in connection with the new solution or enhancement.

Significant developments in the security and storage of information in mobile computing and smartphones, particularly cloud storage and security and other alternative security and storage technologies, may materially adversely affect the demand for our products.

Developments or changes in the security and storage of information in mobile computing and smartphones, such as the emergence of hosted and more secure cloud storage, software as a service and mobile data access, are driving significant changes in storage in smartphone and computer architectures and solution requirements as well as presenting significant challenges in the security market, which may materially and adversely affect our business and prospects in ways we do not currently anticipate. The impact of these trends on overall long-term growth patterns is uncertain, especially in resource-constrained environments. The emergence of cloud computing and other alternative security and storage technologies, in which technology services are provided on a cloud server or other remote-access basis, may have a significant impact on the market for security and storage solutions on the POMM platform and may result in rapid changes in customer demands. This could be the case even if such advances do not deliver all of the benefits of our solutions. If alternative models gain traction, any failure by us to develop new or enhanced technologies or processes, or to react to changes or advances in existing technologies, could adversely affect our business and operating results.

We will introduce two standalone versions of pomm and will continue to introduce, new security and storage solutions but we may not gain broad market acceptance for our current products and our new solutions.

We will first launch MiniPOMM to general consumers and then later we will introduce POMM-Pro to professionals such as lawyers, accountants, brokers, managers and consultants. We will continue to release new security and storage solutions and enhanced versions of our two (2) existing POMM platforms, however, we cannot guarantee that we will be able to meet the markets’ demand in security and storage, to incorporate additional features, improve functionality or deliver other enhancements in order to meet our customers’ rapidly evolving smartphone privacy and storage needs. The return on our investments in MiniPOMM and POMM-Pro may be lower, or may develop more slowly, than we expect. Further, given their recent development and introduction, we cannot assure you that these solutions will gain broad market acceptance and that they will prove to be profitable in the longer term. Additionally, we intend to continue introducing new smartphone security and storage solutions to respond to the needs of our customers. If we fail to achieve high levels of market acceptance for these solutions or if market acceptance is delayed, or if the market segments we address with our new solutions do not grow as expected, we may fail to justify the amount of our investment in developing and bringing them to market, and our business, operating results and financial performance could be adversely affected.

We rely on third-party distributors and channel partners to sell our products. If our distributors and reseller channel partners fail to perform, our ability to sell our products will be limited, and, if we fail to optimize our distributor and reseller channel partner model going forward, our operating results will be harmed.

Substantially all of our sales orders are fulfilled by our channel partners, which include distributors and resellers. We also depend upon our channel partners to manage the customer sales process and to generate sales opportunities. To the extent our channel partners are unsuccessful in fulfilling our sales, managing the sales process or selling our solutions, or we are unable to enter into arrangements with, and retain a sufficient number of high-quality, motivated channel partners in each of the regions in which we sell our offerings, our ability to sell our POMM platforms and operating results will be harmed. In order to support our growth strategy, we continue to expand our channel partner network, both in the United States and internationally. If we are unable to successfully develop new channel partner relationships, or if we experience reseller shifts between distributors or any channel conflict occurs, it could negatively impact our ability to meet our revenue and profitability goals.

Our channel partners may be unsuccessful in marketing, selling and supporting our POMM platforms. They may also market, sell and support products that are competitive with ours, and may devote more resources to the marketing, sales and support of such products. We cannot assure you that we will retain these channel partners, that channel partners will sell our products effectively or that we will be able to secure additional or replacement channel partners. The loss of one or more of our significant channel partners or a decline in the number or size of orders from them could harm our operating results. In addition, our channel partner sales structure could subject us to lawsuits, potential liability, and reputational harm if, for example, any of our channel partners misrepresent the functionality of our solutions to customers or violate laws or our corporate policies.

We rely on A limited number of sources for some of our components. Insufficient supply and inventory may result in lost sales opportunities or delayed revenue, while excess inventory may harm our gross profit.

From our Atlanta, GA office, we intend to seek several experienced manufacturers in China to produce our hardware and our plastic molding for housing, as well as product integration and quality control. We intend to sign with two (2) subcontractors: one, to fulfill the production and testing of our POMM electronic circuit board and the other for producing the plastic molding for the housing. Since we will rely on a limited number of manufacturers and we are a start-up company, we may not receive the best market prices.

In addition, our inventory management systems and related supply chain visibility tools may be inadequate to enable us to forecast accurately and effectively manage the supply of our components. Additionally, we carry very little inventory of our POMM components, and we rely on our suppliers to deliver necessary POMM components in a timely manner. Insufficient supply levels may lead to shortages that result in delayed revenue or loss of sales opportunities altogether as potential customers turn to competitors’ products that could be more readily available. Additionally, any increases in the time required to manufacture our POMM components could adversely affect our business, brand, sales cycle and reputation. If we are unable to effectively manage our supply and inventory, our operating results could be adversely affected.

Since we anticipate depending on a limited number of sources for POMM components used in the manufacture of our POMM platforms, we are subject to the risk of shortages in supply of these components and the risk that component suppliers discontinue or modify components used in our POMM components. If these suppliers were to discontinue production of a necessary part or component, we would be required to expend resources and time in locating and integrating replacement parts or components from another vendor. Our reliance on a limited number of suppliers involves a number of additional risks, including risks related to:

●	supplier capacity constraints;

●	price increases;

●	timely delivery;

●	component quality;

●	failure of a key supplier to remain in business and adjust to market conditions;

●	delays in, or the inability to execute on, a supplier roadmap for components and technologies; and

●	natural disasters.

In addition, for certain components, we are subject to potential price increases and limited availability as a result of market demand for these components. In the past, unexpected demand for computer and network products has caused worldwide shortages of certain electronic parts. If similar shortages occur in the future, our business could be adversely affected. We rely on purchase orders rather than long-term contracts with these suppliers, and as a result we might not be able to secure sufficient components, even if they were available, at reasonable prices or of acceptable quality to build POMM components in a timely manner and, therefore, might not be able to meet customer demands for our solutions, which would have a material and adverse effect on our business, operating results and financial condition.

Assertions by third parties of infringement or other violations by us of their intellectual property rights, or other lawsuits brought against us, could result in significant costs and substantially harm our business and operating results.

POMM Inc. through its Subsidiary owns substantial intellectual property assets. POMM currently has five patents, five similar international pending patents, one U.S. national pending patent, two PCT phase pending patents and one provisional patents. Patent and other intellectual property disputes are common in advanced biometry-based authentication and privacy management solutions. Some companies in the industry in which we compete, including some of our competitors, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims of infringement, misappropriation or other violations of intellectual property rights against us. There also is a market for intellectual property rights and a competitor, or other entity, could acquire intellectual property rights and assert similar claims based on the acquired intellectual property rights. They may also assert such claims against our customers or channel partners. As the number of patents and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. From time to time, we face allegations that we, our customers or our channel partners have infringed, misappropriated and violated intellectual property rights, including allegations made by our competitors or by non-practicing entities. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business.

In addition, future assertions of patent rights by third parties, and any resulting litigation, may involve non-practicing entities or other adverse patent owners who have no relevant revenue and against whom our own patents may therefore provide little or no deterrence or protection. We cannot assure you that we are not infringing or otherwise violating any third-party intellectual property rights.

An adverse outcome of a dispute may require us to, among other things, pay substantial damages including treble damages if we are found to have willfully infringed a third party’s patents or copyrights; cease making, using, selling, licensing, importing or otherwise commercializing POMM platform that are alleged to infringe or misappropriate the intellectual property rights of others; expend additional development resources to attempt to redesign our solutions or otherwise to develop non-infringing technology, which may not be successful; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or intellectual property rights or have royalty obligations imposed by a court; and indemnify our customers, partners and other third parties. Furthermore, we have agreed in certain instances to defend our channel partners against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay judgments entered on such claims. Any damages or royalty obligations we may become subject to, any prohibition against our commercializing our solutions and any third-party indemnity we may need to provide, as a result of an adverse outcome could harm our operating results.

If our security measures are breached or unauthorized access to customer data is otherwise obtained or our customers experience data losses, our brand, reputation and business could be harmed and we may incur significant liabilities.

Our customers rely on our biometry-based user-enhanced authentication and privacy management solutions to secure and store their data, which may include financial records, credit card information, business information, customer information, health information, other personally identifiable information or other sensitive personal information. A breach of our network security and systems or other events that cause the loss or public disclosure of, or access by third parties to, our customers’ stored files or data could have serious negative consequences for our business, including possible fines, penalties and damages, reduced demand for our solutions, an unwillingness of our customers to use our solutions, harm to our brand and reputation, and time-consuming and expensive litigation. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated or remote areas around the world. As a result, we may be unable to proactively prevent these techniques, implement adequate preventative or reactionary measures, or enforce the laws and regulations that govern such activities. In addition, because of the large amount of data that we store for our customers, it is possible that hardware failures, human errors or errors in our systems could result in data loss or corruption, or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. If our customers experience any data loss, or any data corruption or inaccuracies, whether caused by security breaches or otherwise, our brand, reputation and business could be harmed.

If an actual or perceived breach of network security occurs in our internal systems, our services may be perceived as not being secure and clients may curtail or stop using our solutions.

As a provider of network security solutions, we are a high profile target and our networks and solutions may have vulnerabilities that may be targeted by hackers and could be targeted by attacks specifically designed to disrupt our business and harm our reputation. We will not succeed unless the marketplace continues to be confident that we provide effective network and security protection. If an actual or perceived breach of network security occurs in our internal systems it could adversely affect the market perception of our solutions. We may not be able to correct any security flaws or vulnerabilities promptly, or at all. In addition, such a security breach could impair our ability to operate our business, including our ability to provide subscription and support services to our customers. If this happens, our business and operating results could be adversely affected.

Our business is subject to the risks of warranty claims and product liability claims, any of which may adversely affect our operating results and financial performance.

Our POMM platforms may contain undetected defects or errors, especially when we first introduce MiniPOMM or POMM-Pro or when new versions are released. Defects or errors could affect the performance of our POMM platforms and could delay the development or release of new products or new versions of solutions, adversely affect our reputation and our customers’ willingness to buy products from us and adversely affect market acceptance or perception of our offerings. Any such errors or delays in releasing new products and solutions or new versions or allegations of unsatisfactory performance could cause us to lose revenue or market share, cause us to incur substantial costs in redesigning our POMM platforms, cause us to lose significant customers, subject us to liability for damages and divert our resources from other tasks, any one of which could materially and adversely affect our business, operating results and financial condition. In addition, the occurrence of hardware or software errors which resulted in increased warranty or support claims could result in increased expenses or require us to maintain greater warranty reserves which would have an adverse effect on our business and financial performance.

Actual, possible or perceived defects or vulnerabilities in our products or services, the failure of our products or services to prevent a virus or security breach, or misuse of our products could harm our reputation and divert resources.

Because our POMM products and services are complex, they may contain defects or errors that are not detected until after their commercial release and deployment by our customers. Defects or vulnerabilities may impede or block network traffic or cause our products or services to be vulnerable to electronic break-ins or cause them to fail to help secure networks. We cannot ensure that our products will prevent all security threats. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. In addition, defects or errors in our POMM updates or our POMM hardware could result in a failure of our POMM products to effectively update end-customers’ vulnerability to attacks. Furthermore, our solutions may also fail to detect or prevent viruses, worms or similar threats due to a number of reasons such as the evolving nature of such threats and the continual emergence of new threats that we may fail to add to our POMM databases in time to protect our end-customers’ data.

An actual, possible or perceived security breach or infection of the database one of our end-customers, regardless of whether the breach is attributable to the failure of our products or services to prevent the security breach, could adversely affect the market’s perception of our security products and services and, in some instances, subject us to potential liability that is not contractually limited. We may not be able to correct any security flaws or vulnerabilities promptly, or at all. Our products may also be misused by end-customers or third parties who obtain access to our products. Any actual, possible, or perceived defects, errors or vulnerabilities in our products, or misuse of our products, could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate or work-around errors or defects or to address and eliminate vulnerabilities;

●	loss of existing or potential end-customers or channel partners;

●	delayed or lost revenue;

●	delay or failure to attain market acceptance;

●	negative publicity, which will harm our reputation; and

●	litigation, regulatory inquiries or investigations that may be costly and harm our reputation and, in some instances, subject us to potential liability that is not contractually limited.

RISKS RELATING TO EARLY STAGE DEVELOPMENT

Our POMM platform is in early stage development. Our core technology consists of two elements, a biometrically managed, highly secured, large-volume personal data storage device attached the customer’s smartphone and a Secured Trusted Gateway (STG) that enables POMM customers to communicate safely with service providers via the internet and cellular networks. Because our core technology is in the early stages of development, currently there are no standard-setting bodies or market-wide standards or specifications for secured data protection with similar hardware and software like the POMM platform. As a result, there are a number of competing technologies for data protection, including for identity, security, access and privacy applications, some of which could be given preference over our POMM platform. In addition, most of the information that is secured by the general public is over the Cloud since there is essentially unlimited storage space. There have been significant security breaches over the Cloud. If security and data protection becomes more secure over the Cloud it may affect the marketability and demand for our POMM platform and require us to make significant investment in our hardware and software to improve our POMM platform. We may also experience lower than anticipated prices due to intense competition or lower demand for our products if other data protection technologies develop that are cheaper or more secure than our products.

Managing inventory of our products and product components is complex. Insufficient inventory may result in lost sales opportunities or delayed revenue, while excess inventory may harm our gross margins.

Managing our inventory is complex. Our channel partners may increase orders during periods of product shortages, cancel orders or not place orders commensurate with our expectations if their inventory is too high, return products or take advantage of price protection (if any is available to the particular partner), or delay orders in anticipation of new products. They also may adjust their orders in response to the supply of our products and the products of our competitors that are available to them and in response to seasonal fluctuations in end-customer demand. Furthermore, if the time required to manufacture certain products or ship products increases for any reason, this could result in inventory shortfalls.

Our inventory management systems and related supply chain visibility tools may be inadequate to enable us to effectively manage inventory. Inventory management remains an area of focus as we balance the need to maintain inventory levels that are sufficient to ensure competitive lead times against the risk of inventory obsolescence because of rapidly changing technology and customer requirements. If we ultimately determine that we have excess inventory, we may have to reduce our prices and write-down inventory, which in turn could result in lower gross margins. Alternatively, insufficient inventory levels may lead to shortages that result in delayed revenue or loss of sales opportunities altogether as potential end-customers turn to competitors’ products that are readily available. If we are unable to effectively manage our inventory and that of our channel partners, our results of operations could be adversely affected.

Our dependence on the core management team and key personnel

Our future success depends in part on the loyalty of our existing core senior management team, which has managed our business for a substantial period of time and has significant experience in the industry, as well as on other key personnel, particularly in the areas of research and engineering, product development, marketing, production, supply chain management, financial management and human resources management, as well as privacy management solutions. If we lose the services of one or more of our core senior managers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with POMM we may not be able to manage our business as efficiently as in the past, which could prevent us from growing as quickly or as profitably as we hope.

David Freidenberg and Gila Fish are key employees and may not be replaced. We do not have a key man insurance but intend to purchase one after the closing of this Offering.

Our operating results may be adversely affected as a result of unfavorable market, economic, social and political conditions.

An unstable global economic, social and political environment, including hostilities and conflicts in various regions outside the U.S., natural disasters, currency fluctuations, country specific operating regulations and potential fallout from the disclosures related to the U.S. Internet and communications surveillance may have a negative impact on demand for our services, our business and our foreign operations.  More generally, the economic, social and political environment has impacted or may negatively impact, among other things:

●	our customers’ demand for our products and services;

●	current and future demand for our products including decreases as a result of reduced spending on information technology and communications by our customers;

●	price competition for our products and services;

●	our ability to service our debt, to obtain financing or assume new debt obligations; and

●	our ability to obtain payment for outstanding debts owed to us by our customers or other parties with whom we do business.

In addition, to the extent that the economic, social and political environment impacts specific industry and geographic sectors in which many of our customers are concentrated, that may further negatively impact our business. If the market, economic, social and political conditions in the U.S. and globally do not improve, or if they deteriorate, we may experience material adverse impacts on our business, operating results, financial condition and cash flows as a consequence of the above factors or otherwise.

risks relating to our international activities

Given that we have a subsidiary based in Israel and we intend to do business internationally, we are subject to a number of political, regulatory and trade risks, including:

●	restrictions on the repatriation of capital, in particular regulations relating to transfer pricing and withholding taxes on payments made by subsidiaries and joint ventures;

●	unexpected regulatory reforms;

●	longer accounts receivable payment cycles and difficulties in collecting accounts receivable in certain countries; and

●	limited legal protection of intellectual property rights in certain countries.

We cannot guarantee that we will be able to manage these risks, many of which are outside our control, or that we will be able to ensure compliance with all applicable regulations without incurring additional costs. In addition, a significant portion of our manufacturing is based in China, and therefore, conducting business in such a country poses particular risks such as price fluctuation, limited supplies of resources, protection of intellectual property, political instability and other risks, which may not arise in other parts of the world.

WE ARE A START-uP EMERGING GROWth BUSINESS and HAVE LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANY.

We have a limited operating history, and to date, our efforts have been focused primarily on the development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have not extensively built our customer base or our brand name. In addition, we also face many of the risks and difficulties inherent in gaining market share as a new company, including:

●	Increasing awareness of our brand name;

●	Meeting customer demand and standards;

●	Attaining customer loyalty;

●	Developing and upgrading our product offerings;

●	Implementing our advertising and marketing plan;

●	Maintaining our current strategic relationships and developing new strategic relationships;

●	Responding effectively to competitive pressures; and

●	Attracting, retaining and motivating qualified personnel.

Our future will depend on our continued ability to bring our products to the marketplace, which requires careful planning of providing a product that meets customer standards without incurring unnecessary cost and expense.

our financial projections contained in the OFFERING CIRCULAR are subject to a high degree of uncertainty.

Our financial projections contained in the Offering Circular were prepared by the company`s management. Our financial projects are based upon estimates of future events and circumstances that may or may not ultimately prove to be true or accurate. The underlying estimates and assumptions are subject to significant economic and competitive uncertainties and contingencies, many or all of which are beyond our control. We can make no representation or warranty as to the accuracy of these assumptions. Our financial projections have not been prepared or reviewed by independent auditors or accountants. There can be no assurance that our projections will or can be realized and actual results may differ materially from those set forth in our projections. Because of the above limitations on these projections, investors are cautioned against placing undue reliance on them.

The market studies described in the Memorandum were RANDOMLY CHOSEN OUT OF VARIOUS RESEaRCH sites and are not independent OR ALWAYS RELEVANT.

Our market studies were not prepared by or reviewed by an independent source. The results of these studies may not be representative or indicative of the actual consumer response to our products. There can be no assurance that the Company’s projections will or can be realized and actual results may differ materially from those set forth in our projections. Because of the above limitations, investors are cautioned against placing undue reliance on these market studies.

The implementation of our business strategy will require significant expenditure of capital and will require additional financing.

There is a minimum offering amount and the implementation of our business strategy will require significant expenditures of capital, and we will require additional financing in the near future. Additional funds may be sought through equity or debt financings. We cannot offer any assurances that commitments for such financings will be obtained on favorable terms, if at all. AS OF THE DATE OF THIS OFFERING CIRCULAR, WE HAVE LIMITED FUNDS. Equity financings could result in dilution to holders and debt financing could result in the imposition of significant financial and operational restrictions on us. Our inability to access adequate capital on acceptable terms could have a material adverse effect on our business, results of operations and financial condition.

OUR FUTURE GROWTH WILL REQUIRE THE RECRUITMMENT OF ADDITIONAL QUALIFIED EMPLOYEES AND THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO FIND SUCH EMPLOYEES ON ACCEPTABLE TERMS.

In the event of our future growth, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officers and employees. We must hire a significant amount of employees to build out our infrastructure technology department for research and development and engineering. There is no assurance that we will be able to employ additional qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

we have arbitrarily determined the offering price for the Shares OF OUR COMMON STOCK.

We have arbitrarily determined the offering price for the shares of common stock. There is no present market for the shares of common stock. The offering price for such shares of common stock should not be considered an indication of the actual value of such shares of common stock and is not based on our net worth or prior earnings. We cannot assure you that such shares of common stock could be resold by you at the price you have paid or at any other price.

ESTABLISHING A NEW BRAND REQUIRES AN EFFECTIVE MARKETING AND PRODUCT PLACEMENT WHICH MAY TAKE A LONG PERIOD OF TIME.

Our principal business strategy is to develop our products as a respected brand within the industry in which they are sold. The marketing of consumer goods is highly dependent on creating favorable consumer perception. We intend to hire an advertising and public relations firm to represent us in the future. However, to date, we have not entered into any agreements to retain a firm to provide such services. Competitors have significantly greater advertising resources and experience and enjoy well-established brand names. There can be no assurance that our initial advertising and promotional activities will be successful in creating the desired consumer perception.

The occurrence of natural disasters or acts of violence or terrorism could adversely affect our operations and financial performance.

The occurrence of natural disasters or acts of violence or terrorism could result in physical damage to our properties, the temporary closure of stores or distribution centers, the temporary lack of an adequate work force, the temporary or long-term disruption in the supply of products (or a substantial increase in the cost of those products) from domestic or foreign suppliers, the temporary disruption in the delivery of goods to our distribution centers (or a substantial increase in the cost of those deliveries), the temporary reduction in the availability of products in our stores, and/or the temporary reduction in visits to stores by customers. If one or more natural disasters or acts of violence or terrorism were to impact our business, we could, among other things, incur significantly higher costs and longer lead times associated with distributing products. Furthermore, insurance costs associated with our business may rise significantly in the event of a large scale natural disaster or act of violence or terrorism.

We are a holding company with no operations of our own, and we depend on our subsidiaries for cash flow.

We are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. The ability of our subsidiaries to generate sufficient cash flow from operations to allow us and them to make scheduled payments on our obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. We cannot assure you that the cash flow and earnings of our operating subsidiaries will be adequate for our subsidiaries to service their debt obligations. If our subsidiaries do not generate sufficient cash flow from operations to satisfy corporate obligations, we may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. We cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, we and our subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends or making loans to us.

Risks Related to Our Common Stock

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 500,000,000 shares of common stock, par value $0.00001 per share. We are currently authorized to issue an aggregate of 10,000,000 shares of series A preferred stock, par value $0.00001 per share.

The company also has an active stock option plan (the “Plan”) to incentivize employees and the exercise of the preferred shares allocated under the Plan may also dilute our shareholders.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the future trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are then quoted on a quotation system or stock exchange. Sunny Barkats, of JSBarkats PLLC is our securities counsel. His spouse Elana Barkats was issued as part of his engagement a 2.5% stake in the Company that shall not be diluted during the term of the Offering.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE, THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There is no public market for Regulation A+ shares and they can be no assurances that in the future a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate his or her investment.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR SOME TIME, WHICH COULD RESULT IN NO RETURN ON YOUR INVESTMENT.

We have never declared or paid cash dividends on our common stock. We currently intend to retain our earnings, if any, to provide funds for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Company’s board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors of our operations.

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this Offering.  Our net tangible book value (deficit) as of December 31, 2015 was $1,329,000, or $0.92 per share of outstanding common stock.  Without giving effect to any changes in the net tangible book value after December 31, 2015 other than the sale of 802,065 shares in this Offering at the initial public offering price of $12.47 per share, our pro forma net tangible book value as of December 31, 2015 would be $6,308,000 or $2.81 per share.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this Offering and the net tangible book value per share of our capital stock immediately afterwards.  This represents an immediate increase of $3.73 per share of capital stock to existing shareholders and an immediate dilution of $9.66 per share of common stock to the new investors, or approximately 77% of the assumed initial public offering price of $12.47 per share.  The following table illustrates this per share dilution:

Maximum Offering
Initial price to public	$12.47
Net tangible book value as of December 31, 2015	(0.92)
Increase in net tangible book value per share attributable to new Investors	3.73
As adjusted net tangible book value per share after this Offering	2.81
Dilution in net tangible book value per share to new investors	$9.66

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, on a maximum offering basis:

Maximum Offering:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Founders	149,488	18.7%	1,864,115	18.7%	$12.47
New investors	652,577	81.3%	8,137,635	81.3%	$12.47
Total with reselling shareholders	802,065	100.0%	10,001,750	100.0%	$12.47

(1)	Shares offered by existing Shareholders will be up to 149,488 shares but in no case more than 30 percent of the shares sold.

USE OF PROCEEDS

We estimate that, at a per share price of $12.47, the net proceeds from the sale of the 802,065 Shares in the Maximum Offering will be approximately $7,637,635, after deducting the estimated offering expenses of approximately $500,000 and $1,864,115 after the existing shareholders resold of 149,488 of their Shares pursuant to this Offering.

The net proceeds of this Offering will be used primarily to fund the manufacturing and marketing of our POMM products including the hiring of employees for our expansion to the US markets as well as for general corporate purposes.

While we currently intend to use the proceeds of this Offering substantially in the manner set forth below, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable.

We expect to use the net proceeds as follows:

	Maximum Offering
	Amount	Percentage
Manufacturing costs	$2,760,230	36%
Engineering design and development (1)	2,261,000	30%
Advertising	3,131,430	41%
G&A	749,592	10%
Working capital (2)	(1,264,617)	(17)%

TOTAL	$7,637,635	100.0%

(1)	The Company will directly pay costs and expenses of the Subsidiary relating to its vendor subcontracts and rent.
(2)	A portion of working capital will be used for officers’ salaries.

To the extent that we sell more than 802,065 Shares, the additional net proceeds will be used for working capital.

BUSINESS

Company Overview:

POMM Inc. (“POMM” or the “Company”) is the Nevada corporation and owns 100% of OS New Horizon, Ltd, – Personal Computing Solutions Ltd., (the “Subsidiary”), which is solely the R & D division, developing advanced biometry-based, user-enhanced authentication, and privacy management solutions, while the holding corporation POMM commercializes the products. The Subsidiary does not operate as an independent entity – it operate solely for research and development for the Company’s business and creates, modifies and develops products compatible with next generation smartphones, a continuously evolving industry and technology.

The Company`s business activities, including its R & D, are directed, controlled and coordinated from its office in Atlanta, GA, from which financial, business and sales decisions are made.

POMM’s main offering is their proprietary POMM™ (Privacy On My Mind) platform which is a unique, highly secured and isolated mobile private cloud, to be integrated with smartphones as a smartphone case and add-on. The POMM platform features a range of secured dedicated SW applications, developed and/or integrated by OS: large-volume data storage, video and music storage, galleries, chats, emails, passwords, contact lists etc. The Company believes that the owner of the POMM™ device will rest assured that his/her sensitive personal data is safe from hackers or other undesirable intruders, while he/she has immediate 24/7 access to this private information.

POMM System

The Company’s is focused on the secured privacy management and believe to be offering a dual-product secured package concept, covered and protected by advanced multinational patents. (Attached here to as the "POMM PRO" and the "MINI POMM")

The POMM's core technology consists of two elements:

1.	The POMM™ device – a biometrically managed, highly secured, large-volume personal data storage device, designed as a smartphone case and permanently attached to the user's smartphone. Using several advanced biometric sensors to perform owner authentication, the device also features a wellness status check – to prevent criminal coercion, and ensure that the accessing party is always the owner – alive and well and entering of his/her own free will.

2.	The POMM system & environment – a Secured Trusted Gateway (STG) that enables POMM users to communicate safely with service providers via the internet and cellular networks. Authenticating identities at both ends, the secured POMM environment will allow the safe two-way exchange of private documents and transactions between the device owner and remote service providers – such as medical institutions, banks, investment houses and insurance companies.

The current strategy focuses on standalone versions of the POMM™, MiniPOMM and POMMPro. The POMM environment is currently under development.

Our current R&D and engineering status is as follows:

1.	Electronic board: The developers of the POMM™ device have completed the full-scale integration of the selected CPU-based dedicated electronic board. The board's main components are 4 cores of advanced FreeScale iMX6 SOC CPUs - sampling and processing the outputs of the 6 integrated biometric sensors, managing peripherals and power, and controlling all data storage and IO functions.

2.	Biometric sensors: Multiple biometric sensors have been incorporated into the POMM device, all resident on the electronic board. User authentication is enabled by: an imaging camera with active IR LED illumination for face recognition; an imaging camera with active IR LED illumination for palm pattern recognition; and recognition of the user's selected in-air 3D gesture. Other sensors monitor various physiological parameters - heartrate, blood oxygen saturation and body temperature – to ensure the user's aliveness, measure stress levels and prevent coercion.

The full-scale design, integration and testing of the POMM™'s electronics were completed in the 2nd half of 2015. All shown components reside on the electronic board and are encapsulated within its plastic double-wall environmentally sealed enclosure, designed as a smartphone protective case.

3.	Software: The POMM™'s S/W is based on the Linux advanced operating system, and consists of 4 main categories:

	3.1	Control (ready Q4 2015) - responsible for processing the APIs interacting with the smartphone's various dedicated secured applications.

	3.2	Data (ready Q4 2015) - responsible for storing and managing files and data objects in the POMM. The data management system includes:

a.	Secured data storage: the data received through the user's smartphone is transferred to the POMM's memory after preliminary encryption. This encryption is performed with highly secured encryption keys in a dedicated firmware-based encryption unit, stored inside the SOC processor's highly secured internal flash memory, and using a complex encryption algorithm.

b.	Secured data view: the encrypted data stored in the flash memory is transferred to the smartphone's memory through a secured view process, and displayed on the smartphone's screen after a preliminary decryption process. The transfer is performed by a secured decryption keys and a dedicated firmware-based data encryption unit stored inside the POMM processor's highly secured internal flash memory, and using a complex decryption algorithm.

c.	Filing: a file system and a SQL database enable storing, efficiently retrieving and managing all stored encrypted data objects.

3.3	Secure connection (ready Q4 2016) - responsible for secure communication of the user's POMM with remote service providers. The POMM supports VPN connections both by IPSEC and SSL, as well as SSL-secured encrypted communication with remote services and data providers.

3.4	Biometry (ready Q4 2015) - responsible for biometric sensing and the entire procedure of user’s enrollment identification and authentication.

a.	Enrollment: an initial user registration stage, generating and storing a biometric template of the user's footprint for each of the multiple biometric techniques – face recognition, palm view and 3D gesture – for future comparison.

b.	Authentication: Authenticating the user's identity by comparing the biometric template - created during the one-time enrolment process and stored in the Management Base module - with the biometric sample acquired by the sensors every time anyone tries to access the device.

POMM Final Integration and Performance Testing efforts:

During Q1, 2016, in parallel to the final product design, manufacture and testing of the POMM set of 4 integrated complementary electronic boards – a large scale effort was done and completed regarding the POMM case product design and the following 3D CAD engineering modeling of the POMM protective case, done by a professional experienced team. This team efforts were followed by fast prototypes plastic case manufacturing that were done by a second professional mechanical and electronic packaging engineering and 3D fast prototypes engineering plastics manufacturing team.

The following engineering efforts stage were dedicated to the integration of the POMM to the state of a fully functional product by the integration of the electronic boards with the final fast prototypes manufactured and fully finished POMM dedicated plastic case housings

After several POMM units were integrated to a fully functional working product - several POMM product operational functions testing were executed by the product integration team. The product testing and the functional approval finalizing tests, were related to the following important operational functions capabilities:

1.	Biometric module full integration and testing including the stages of initial owner's enrollment, and user's bio-authentication.

2.	Testing and debugging of the POMM data encryption procedures with fully operational use cycles –with complete data cyphering and deciphering stages.

3.	Testing and debugging of the required operational data transfer between the User's smartphone memory and the POMM memory – both data transfer directions tested for full functionality.

POMM Electronic Case Integrated Smartphone Imaging:

Case

Background

In today's world, individuals are required to keep and manage substantial amounts of data of many different types: sensitive multimedia clips, private photos, access passwords, private contact information, confidential medical and financial documents and much more. In many such private data management cases, and despite unending technological efforts, online data depositories are intruded upon, hacked and invaded, with very private information exposed to the public view and misused.

Notable security breaches reported by the media have recently been the following: 1) publication of personal customer information taken from the Ashley Madison website in July 2015,1 2) publication of nude photos and lurid videos taken from celebrity cell phones from the iCloud system in August 2014 such as Jennifer Lawrence, Jude Law, Kate Upton (known as the “Fappening”),2 3) discovery of susceptible software facilitating hacking on over one billion Android phones3 and 4) Sony Pictures suffering a large amount of theft of confidential data in October 2015.4

Many people entrust the Cloud with their personal information which may seem that such people have simply given up on privacy. However, recent studies indicate that this is not true for sensitive and private data as people all over the globe tend to be more conservative regarding sensitive information. Specifically, 50% of all Americans and 75% of all Europeans say they are unwilling to keep their health records in the Cloud, and about 58% of the Europeans say they would like an alternative solution.5 The outcome of such market analyses, based on non-supported academic and government-needs studies initially compelled the Subsidiary to develop the POMM™.

1 http://www.wired.com/2015/08/happened-hackers-posted-stolen-ashley-madison-data/

2 http://www.cnn.com/2014/09/02/showbiz/hacked-nude-photos-five-things/

3 http://www.npr.org/sections/alltechconsidered/2015/07/27/426613020/major-flaw-in-android-phones-would-let-hackers-in-with-just-a-text

4 https://www.washingtonpost.com/news/the-switch/wp/2014/12/18/the-sony-pictures-hack-explained/

5 SPECIAL EUROBAROMETER 359 Attitudes on Data Protection and Electronic

The Industry

Over the past two decades the internet has increasingly become a crucial focus and tool in our daily lives. Through the web, and especially with the enormous and swiftly growing array of mobile applications, we conduct commercial transactions, interact socially, contact service providers – such as health and financial institutions and government agencies, and much more. Open systems like the smartphone and clouds give us a degree of freedom, accessibility and convenience that were truly unimaginable only 10 years ago. And yet, most of us are well aware that this unmatched convenience comes with a price tag: we pay for it with our privacy! Our personal documents are less secure, and our private data has become vulnerable - to abuse, ID theft and the attacks of hackers and other online criminals. And even though leading technological companies are working hard on this painful problem, only partial solutions have been developed so far. (One example may be found in the new iPhone 5 & 6, now equipped with fingerprint identification capabilities, but still exposed to hackers coming in from the internet).

Currently, the most common mass storage medium is the cloud. So much information, both private and corporate, is stored in its essentially unlimited storage space, but the cloud has three well-known disadvantages that cannot be ignored: a reputation for vulnerability to hacker attacks; mal-use of cloud content with stolen/illegitimately accessed credentials; and the need for a live online internet connection for any user-cloud interaction, enhancing vulnerability.

Unlike the cloud, the POMM system is almost totally isolated from the online world, with the few inevitable gates protected by advanced encryption algorithms. In the standalone version of the POMM™ the problem is nonexistent: vast amounts of data may be stored here, protected by biometry, and inaccessible to anyone but the owner.

A large number of popular apps do not have user authentication protections. “A large number of apps for iPhones and iPads are susceptible to hacks that cause them to surreptitiously send and receive data to and from malicious servers instead of the legitimate ones they were designed to connect to," reported Dan Goodin in the popular technology news website Ars Technica, on Oct. 29 2013.” Even some online banking details can be manipulated to display fraudulent information and intercept data sent by the end-user. After an app has been tampered with once, it will continue to connect to the hacker-controlled server for an extended period of time, with no outward indication it is doing so. The weakness, dubbed HTTP request hijacking (HRH), is estimated to affect at least 10,000 titles in Apple's App Store."

According to the Mobile Security Report (“MSR”) published during the third quarter of 20156 by Cybersecurity Ventures, the total mobile security market is expected to grow from $1.5 billion in fiscal year 2014 to $5.75 billion by 2019, at an estimated Compound Annual Growth Rate (“CAGR”) of 30.7% from 2014 to 2019. Other key facts highlighted by MSR are the following:

●	a 2015 Silicon Valley Bank report that states that there will be more than 1 billion employee-owned smartphones and tablets in workplace in 2018;

●	according to Gartner, by 2018, 70% of mobile professionals will conduct all of their work on personal smart devices;

Identity in the European Union REPORT Fieldwork: November – December 2010

6 http://cybersecurityventures.com/mobile-security-report-q3-2015/

●	PwC 2015 Information Security Breaches Study on UK Corporations reports that 15% of organizations suffered from a breach caused by use of a smartphone or tablet device, more than doubling last year’s figure of 7% in 2013;

●	2015 Alcatel Lucent Motive Security Labs Report found that malware infections in mobile devices increased 25% in 2014. Android devices have caught up with Windows laptops, which had been the primary workhorse of cybercrime, with infection rates between Android and Windows devices split 50/50 in 2014;

●	Motive Security Labs survey found that 65% of subscribers expect their service provider to protect both their mobile and home devices;

●	Mobile security spending is trending up rapidly – due in part to the sheer number of new mobile devices entering the market and growing mobile risk awareness from corporate security people, but the market is just cracking open and mobile security is only a fraction of the total security spend. Analysts and research firms indicate real opportunity in mobile security is still ahead of us, states Steve Morgan Editor-in-Chief of the Cybersecurity Market Report;

●	Gartner stated that there is a lack of penetration of security tools among users of new mobile platforms, and they do not expect to see new demand for this type of capability to emerge before 2016. Most consumers do not recognize that antivirus is important on mobile devices and therefore have not yet established a consistent practice of buying mobile device endpoint protection software. This purchasing trend and market shift away from PCs will have significant repercussions on the consumer security market. However, as mobile devices gain in mass popularity and as security is likely to be a higher priority from 2017 onward, then new market opportunities are likely to emerge.

Target Markets – General

The POMM targets the vast market of millions of computer-age modern-economy end-users, who need to feel safer in accessing, managing and updating their digital data files – such as health records, financial records, business correspondence, private videos and much more. With the friendly POMM™, all files are always safely accessible, handy & under the user's full control, almost isolated from the internet society, enabling safe & secured communication with service providers. The service providers (banks, insurance companies, medical clinics etc.), on their part, will benefit from POMM's trustworthy isolated environment - supporting a large spectrum of remote yet highly secured services to reliably bio-authenticated clients/users.

OS’s proprietary technology, based on the generic POMM™ platform, together with its extensive potential applications, can be beneficially implemented in many substantial and growing market segments, with numerous potential users. Designed as a smartphone case, it is integrally tied to the globally omnipresent mobile phone market.

The mobile phone market

Mobile phones were used in 2014 by 4.55 billion people worldwide – more than half of humanity. In the developed countries of Western, Central & Eastern Europe, North America and Australia, nearly everyone already owns or uses a mobile phone, bringing down the overall rate of adoption; and yet developing parts of the world – Latin America, Asia-Pacific, the Middle East and Africa – hold substantial potential for further growth. Thus, mobile phone penetration is expected to rise from 61.1% of the global s population in 2013 to 69.4% in 2017, according to an eMarketer report, Worldwide Mobile Phone Users:

With regard to global use of smartphones (as a distinct group of mobile phones), figures indicate that the 1 billion mark was passed in 2012, and the number of users will surpass 2 billion in 2016, reaching 2.16 billion - according to figures from eMarketer. In 2015, over 1.91 billion smartphone users account for more than a quarter of the world's population, expected to rise to a full third by 2018, with 2.56 billion users. At that point smartphone users will represent more than half – 51.7% - of all mobile phone users worldwide. Adoption rates continue to rise thanks to growing affordability of smartphone devices, globally expanding internet access and the advance of 3G and 4G networks.

On a country-by-country basis, here are eMarketer's year-by-year milestones for 2014-2018:

●	2014: China tops 500 million smartphone users for the first time.

●	2015: Russia surpasses Japan as the fourth-largest smartphone user population.

●	2016: India exceeds 200 million smartphone users, topping the US as the world’s second-largest smartphone market.

●	2017: The US surpasses 200 million smartphone users, or nearly 65% of the country’s total population.

●	2018: Indonesia passes 100 million smartphone users, firmly establishing itself as the fourth-largest smartphone user population.

Following are the top 25 countries worldwide ranked by smartphone users in 2014, according to eMarketer:

One of the main uses of mobile phones in general, and smartphones in particular, is accessing online data and services. In 2014, more than 2.23 billion people worldwide, or 48.9% of mobile phone users went online via mobile at least once a month, and these numbers continue to grow rapidly, as mobile internet penetrates emerging markets, rising middle classes and rural areas worldwide.

Target Audiences – End Users

POMM Inc. will begin its penetration campaign by launching the standalone version of POMM™ in two separate editions, targeting early adopters in two specific high-end market segments:

a.	The MiniPOMM™- for Consumers who love electronic gadgets

The MiniPOMM will offer these users – mostly young and well-versed in novel technologies – vast storage volumes, highly secure and complete with smart and secured data-management software. Here they will be able to store their vast quantities of photos, songs, multimedia & video clips, texts, docs, emails, passwords, contacts etc., all organized under clear categories, easy to save and simple to retrieve anytime, anywhere – directly through their familiar smartphone's interface. In addition, the user will be able to exchange messages, chats and emails – all secured with advanced encryption techniques – with partners who also own a MiniPOMM.

b.	The POMM-PRO for Professionals - such as lawyers, accountants, brokers, managers and consultants.

Professionals will find in POMM-PRO a perfect companion for their daily work – a safe depository for vast volumes of documents and data - including clients' confidential info, corporate secrets, financial data, sensitive contact lists, emails, photos, audiovisual docs, electronic IDs, usernames, passwords etc. - all fully encrypted to secure against hackers, identity thieves and competitors, and easily retrievable for use 24/7, anywhere on the globe. Moreover, with POMM-PRO there is no need for an all-too-vulnerable internet or cellular connection with the office base to access and use stored data.

Future releases will expand POMM-PRO's capabilities, to include storage and management of the user's ID docs and credit cards, remote and contactless NFC (near field communication) functions, such as a universal personal key, and private self-managed depository for medical records (PHR).

Competition

POMM faces competition by software and hardware companies that extend the battery life. Enable digital encryption and/or install biometric authentication for smartphones. We believe the following companies and their products represent our primary competition:

a.	Add-on electronic smartphone cases/tokens:

1.	Mophie Add-On Space Pack Smartphone Cases – Mophie Inc., a US manufacturer of mobile accessories, has integrated a backup battery in a smartphone shell case, adding organized data storage. Mophie's Space Pack battery and storage case for iPhone 5 or 6 costs US$150 for an optional basic 16 or 32 GB storage capacity configuration, US$250 for an extended 64 GB memory capacity version, and US$300 for a 128 GB version.

Unlike POMM Inc., Mophie doesn't focus its development on data protection and privacy, but rather on extending battery life and providing extra data storage space. The storage space is protected by no more than an ordinary 4 digit password.

b.	User Identification Tokens

1.	Gemalto is an international digital security company. To protect the edge of the network, Gemalto develops secure software and operating systems which it embeds in many kinds of devices, like SIM cards, banking cards, tokens, electronic passports and ID cards. Once Gemalto personalizes these cards and tokens and loads them with data, it deploys platforms and services to manage and protect them as well as the sensitive data they hold throughout their life-cycle. Gemalto is the world’s largest manufacturer of SIM cards.

The Gemalto Protiva™.NET Bio token solution uses two- or three-factor authentication systems to authenticate and verify user’s identity, requiring the user to prove his identity with at least two of the three methods: “something he knows” (PIN or password), “something he has” (smart card or a token), or “something he is” (fingerprint).

Unlike Gemalto, POMM Inc., also provides memory extension, battery extension, secured storage and a secured application environment.

c.	Battery Cases

1.	MyCharge Freedom 2000 is a battery case for iPhone 5 with built-in 2,000mAh battery that is enough for more than 9 hours of extra talk time and 44 hours of audio playback.

2.	Lenmar Meridian makes battery cases for iPhone and Samsung smartphones as well as portable and external portable charges for consumer electronics.

3.	Apple has introduced in Q4, 2015 their Smart Battery Case, engineered specifically for iPhone 6s and iPhone 6, providing longer battery life and protection. The soft microfiber inside helps to protect the iPhone, while the soft elastomer hinge enables to put the case on and off. It charges the iPhone and battery case simultaneously for increased talk time up to 25 hours. The case batter charging status in displayed on the IPhone screen, next to the phone original battery status display. Retail price is $99. There is an avalanche of negative responses to Apple’s new battery case for the iPhone 6s. It seems to have caught the company off-guard. Not only was Tim Cook seemingly forced to defend the case’s design (a somewhat rare occurrence), but rivals such as BlackBerry and Asus were quick to seize the opportunity and highly criticized Apple’s latest accessory.

d.	Smart Card Readers

1.	Precise Biometrics produces its smart card reader Tactivo as a smartphone case that features two-factor authentication by combining a smart card and fingerprint verification or smart card and PIN code. Active – sleek smartphone cases featuring two-factor authentication: smartcard & fingerprint of smartcard & PIN code, providing secure access to restricted resources from mobile devices.

2.	PKard Reader produces a case with a built in smart card reader or a plug-in smart card reader for smartphones and tablets. The case includes a charger as well as security for web browsing and selected applications on the smartphone.

The PKard Reader is less elegant but more flexible than the Tactivo with its plug-in smart card. PKard has no fingerprint authentication, but works with both the iPhone and iPad.

The following table below summarizes the POMM’s competitors capabilities with the POMM platform:

V-contain

VV- more than V

VVV- more than VV

X-do not contain

Third party distributors

Intellectual Property

We have one (1) U.S. registered patent for “secured personal data handling and management system.”

We have one (1) U.S. national phase patent application for "A method and device to detect and manage non legitimate use or theft of a mobile computerized device".

We have two (2) U.S. PCT phase patent applications for:

i.	"A mobile device and a system to securely store and manage user’s health records using internet and cellular networks."
ii.	"A mobile device to securely remotely access, manage and store an enterprise’s data, using employees’ add-on mobile devices".

We have one (1) U.S. Provisional phase patent application for:

i.	"Mobile device and method providing secure data access, management and storage of mass personal data".

We have ten international patents that are either registered, pending or allowed.

All of our patents are listed below:

	File Ref	Application No.	PATENT No.	Registration Date	Status	Action Due/Status
App 1.	2799-US	12/849,971	8,401,875	Mar. 19, 2013	Registered	Renewal due August 19, 2016
	2862-EP	11752936.2			Pending	Response to Last Office Action filed Marrch 2016; Last Annual Renewal March 10, 2016
	2863-IL	221765			Allowed	Registration Fees paid
	2864-CA	2,791,348			Pending	Before Examination Last Annual Renewed on March 10, 2016
	2865-CN	201180014831.9			Allowed	Notification of Patent Grant March 9, 2016
	2866-IN	2376/MUMNP/2012			Pending	Request for Examination Filed March 14, 2016; Awaiting Examination
	2867-JP	2012-556636	5659246	Dec. 5, 2014	Registered	Registration Fees paid
	2868-KR	10-2012-7026679			Pending	Examination Requested March 10, 2016
	2868-RU	2012137172		Jul 6, 2015	Registered	Valid until March 10, 2031
	2884-HK	13106579.1			Pending	Allowance expected based on China allowance
App 2.	2973-US	14795108			US Utility	US National Filed July 9, 2015
App 3.	2951-PC	62/108,614			PCT Application	PCT Application Filed Filed on January 28, 2016
App 4.	2998-PC	62/117,463			PCT Application	PCT Application Filed on February 18, 2016
App 5	2986-USP	62/237,682			Provisional Application	Filed on June 10, 2015

1.	A secured personal data handling and management system.
2.	A method and a device to detect and manage non legitimate use or theft of a mobile computerized device
3.	A mobile device and a system to securely store and manage user’s health records using internet and cellular networks.
4.	A mobile device and systems to securely remotely access, manage and store an enterprise’s data, using employees’ add-on mobile devices.
5.	Mobile device and method providing secure data access, management and storage of mass personal data.

Italic Green: Patents Granted

Employees

As of December 31, 2015, we had 24 employees and independent contractors (some of them part time jobs), of whom 7 persons were in administrative, legal, accounting and marketing and 17 persons were in research and development. As of December 31, 2014, we had 17 employees and independent contractors, of whom 4 persons were in administrative, accounting and marketing and 13 persons were in research and development. As of December 31, 2013, we had 12 employees and independent contractors, of whom 3 persons were in administrative, accounting and 9 persons were in research and development. All of our employees are based in Israel and are directed and supervised from our Atlanta, GA office.

Under Israeli law, we and our employees are subject to protective labor provisions, including the length of the workday, minimum wages for employees, annual leave, sick pay, determination of severance pay and advance notice of termination of employment, as well as procedures for hiring and dismissing employees and equal opportunity and anti-discrimination laws. While none of our employees is party to any collective bargaining agreements, orders issued by the Israeli Ministry of Economy (formerly named the Ministry of Industry, Trade and Labor) may make certain industry-wide collective bargaining agreements applicable to us. These agreements affect matters such as the length of the workday and week, recuperation pay, travel expenses and pension rights. We have never experienced labor-related work stoppages and believe that our relationships with our employees are good.

Israeli law generally requires the payment of severance compensation by employers upon the retirement, death or dismissal of an employee. We fund our ongoing severance obligations by making monthly payments to insurance policies. All of our current employees have agreed that upon termination of their employment, they will be entitled to receive only the amounts accrued in the insurance policies with respect to severance pay.

For information regarding the severance pay to which our chief executive officer would be entitled upon termination of his employment, see “—Employment Agreements with Executive Officers.” Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute, which is similar to the U.S. Social Security Administration. These amounts also include payments for national health insurance.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

PROPERTIES

Our principal office is located at 985 Citadel Drive Northeast, Suite A, Atlanta, GA 30324. All of our executive, sales, financial, accounting and marketing activities are directed, controlled and coordinated from this office. We believe that our Atlanta, GA office is adequate for our present needs. Our Subsidiary's offices in Israel are located at 13 Hamelacha Street, 3 rd Floor, Lod, Israel. Our Subsidiary operates solely as the R&D division of the Company and creation of product line.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Selected Financial Data

You should read the following selected financial information in conjunction with our audited financial statements and related notes beginning on page F-1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section.

The following tables set forth our selected financial data. You should read the following selected financial data in conjunction with, and it is qualified in its entirety by reference to, our historical financial information and other information provided in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

The selected statements of operations for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and the Balance Sheets as of December 31, 2013, December 31, 2014 and December 31, 2015 are derived from our audited financial statements appearing elsewhere in this prospectus. The historical results set forth below are not necessarily indicative of the results to be expected in future periods.

The financial statements have been prepared in conformity with accounting principles generally accepted in United Sates of America ("US GAAP"), and in accordance with the rules and regulations of the Securities and Exchange Commission.

Statements of Operations

	Year ended
	December 31,
	2015	2014	2013
	USD in thousands

Research and development expenses	$1,195	$815	$617
less: Participation in Research and development expenses	(295)	(339)	(93)
Research and development, net	900	476	524

General and administrative	1,298	251	562

Operating loss	2,198	727	1,086

Financial (expenses) income, net	62	108	16

Loss for the year	$2,260	$619	$1,070

Loss per share

Number of shares outstanding	1,337,358	1,113,500	1,040,900

Basic and diluted loss per share (in USD)	$1.69	$0.56	$1.03

Balance Sheets

	As of December 31
	2015	2014	2013

Total current assets	$386	$166	$339
Fixed assets, net	9	4	-
TOTAL ASSETS	395	170	339

Total current liabilities	1,160	671	752
Total long term liabilities	564	115	-
Capital stock and Additional paid in capital	3,108	1,561	1,145
Accumulated deficit	(4,437)	(2,177)	(1,558)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY	$395	$170	$339

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included in this prospectus beginning on page F-1. The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

POMM Inc. (“Company”) is a holding company focused on the commercialization of the POMM solution and it owns 100% of OS New Horizon – Personal Computing Solutions Ltd., (the “Subsidiary”) and together they are developing and commercializing advanced biometry-based, user-enhanced authentication, and privacy management solutions. The Company is manufacturing its secure, biometric, privacy system under the “POMM” brand name and is offering its POMM platforms for smartphone users in the United States market and abroad. The Subsidiary operates as the fully-owned R&D division of the Company.

The POMM's core technology consists of two elements:

3.	The POMM™ device – a biometrically managed, highly secured, large-volume personal data storage device, designed as a smartphone case and permanently attached to the user's smartphone. Using several advanced biometric sensors to perform owner authentication, the device also features a wellness status check – to prevent criminal coercion, and ensure that the accessing party is always the owner – alive and well and entering of his/her own free will.

4.	The POMM system & environment – a Secured Trusted Gateway (STG) that enables POMM users to communicate safely with service providers via the internet and cellular networks. Authenticating identities at both ends, the secured POMM environment will allow the safe two-way exchange of private documents and transactions between the device owner and remote service providers – such as medical institutions, banks, investment houses and insurance companies.

The current strategy focuses on standalone versions of the POMM™, MiniPOMM for privacy usages and POMMPro for professional usage. The POMM environment – the STG - is currently under development.

Our current R&D and engineering status is as follows:

4.	Electronic board: The developers of the POMM™ device have completed the full-scale integration of the selected CPU-based dedicated electronic board. The board's main components are 4 cores of advanced FreeScale iMX6 SOC CPUs - sampling and processing the outputs of the integrated biometric sensors, managing peripherals and power, and controlling all data storage and IO functions.

5.	Biometric sensors: Multiple biometric sensors have been incorporated into the POMM device, all resident on the electronic board. User authentication is enabled by an imaging camera for face recognition; and recognition of the user's selected in-air 3D gesture. Other sensors monitor various physiological parameters - heartrate, blood oxygen saturation, sweat and body temperature – to ensure the user's aliveness, measure stress levels and prevent coercion.

The full-scale design, integration and testing of the POMM™'s electronics were completed in the 1st half of 2015. All shown components reside on the electronic board and are encapsulated within its plastic double-wall environmentally sealed enclosure, designed as a smartphone case.

Financial Operations Overview

POMM Inc. (“POMM” or the “Company”) is a newly formed company. The Company, is the owner of 100% of the shares of OS New Horizon – Personal Computing Solutions Ltd. (OS or the “Subsidiary”), through restructuring under common control. The restructuring had been performed such that every current shareholder of OS has tendered its shares in OS in exchange for shares in POMM causing OS to become wholly owned subsidiary of POMM. The restructuring had been completed after receiving an approval in principle from the Israeli Tax Authority ("ITA") on January 12, 2015, authorizing the exchange of shares as an exempted transaction under section 104B of the Israeli Income Tax Ordinance. The financial operations overview refers to financial information of the OS as the predecessor of POMM. The financial statements of POMM do not reflect the restructuring as approved above. Now, the Subsidiary operates solely as the R & D division of the Company.

Revenue

We have not generated any revenue since our inception. To date, we have funded our operations primarily through equity financings, as well as from grants that we received from the European grants. If our product development efforts result success, we expect to generate revenue from sales of our POMM™ device.

Operating Cost and Expenses

Our operating costs and expenses are classified into two categories: research and development expenses and general and administrative expenses. For each category, the largest component is personnel costs, which consists of salaries, employee benefits and share-based compensation. Operating costs and expenses are expensed as incurred. We expect personnel costs to continue to increase as we hire new employees to continue to grow our business.

Research and Development Expenses, Net

Research and development activities are crucial to our business and existence as a viable product for the market. We intend to increase our research and development operations and expenses in order to complete the development of our POMM™ device which we believe could be available to the market within 10 months. We also intend to develop additional applications for the medical data and healthcare market as well as the financial markets. These applications are most fitted for the POMM™ concept having strong authentication means as well as isolated storage device. The concept is one device for one person guarantee full privacy and the knowledge that the one that is doing transactions is the one that is allowed to do so. These characteristics of the POMM™ guarantees that it is the best solution for handling and managing sensitive data.

Since 2012, we have spent approximately $2.9 million on research and development expenses as of December 31, 2015, of which $0.7 million was funded by European grants. Our total research and development expenses, net of participations in the years ended December 31, 2014 and December 31, 2015 were approximately $0.5 million and $0.9 million, respectively.  All research and development expenses are expensed as incurred. We expect research and development expenses to increase in absolute terms in the near term.

Research and development expenses primarily consist of:

●	personnel-related expenses, including salaries, benefits and related expenses; HW & SW engineers.

●	payments made to third-party contract research organizations, contract manufacturers, investigative sites and consultants; Hardware and Firmware expertise.

●	manufacturing development costs; for electronic circuits and packaging models.

●	costs associated with obtaining patents and maintaining. The company have 4 allowed patents and 10 pending patents.

The R&D was granted by a European Fund named FP7 based on 40 countries from Europe located at Brussels (web page https://ec.europa.eu/research/fp7/understanding/fp7inbrief/what-is_en.html indeed FP7) provided us with a grant in the aggregate of $700,000 approximately. Our wholly owned subsidiary OS New Horizon established a consortium of 7 partners from universities and research institutes from 5 different countries from Israel and Europe. The consortium is developing the POMM™ environment and the infrastructure for the Health and Finance applications. The consortium provided FP7 a proposed solution securing mobile services pursuant to which our R&D obtained the grant. The proposal was utterly based on the OS’s patents. This project called PCAS (Personal, Centralize Authentication System) is well monitored through the 2 years of it development by three independent evaluators. The other members of the consortium do not have rights for selling the products since it is based OS’s patent.

General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and other related costs, including share-based compensation expense, for employees varying from administrative personnel, to service fees and other general corporate expenses, such as communication technicians in Israel, to office rent to be undertaken in the U.S.A in New York, and travel expenses related to our development and commercialization efforts. We anticipate that our general and administrative expenses will increase in the next months as we incur additional general and administrative costs associated with the growth of the Company.

Marketing expenses

In the second quarter of 2016 we believe that we may launch sales of the POMM™ devices, so we will have to develop salesmen and distributers in the accessories market and add-on devices to Smartphones. We will have to advertise in order to promote the sales and build strategic relationships with existing distributors.

Financial Income and Finance Expenses

Our finance income and finance expenses consist primarily as a result of the year-end translation exchange rates of monetary assets and liabilities denominated in foreign currencies and recognized in the statement of comprehensive loss as “finance expenses”/“finance income.”

Taxes on Income

Our holding Company will have to be subject to all tax rules and requirements an U.S. based entity is subject to and our R&D is a pass through and the standard corporate tax rate in Israel for the 2014 tax year and thereafter is 26.5%, increased from 25% for the 2012 and 2013 tax years.

We do not generate taxable income in Israel, as we have historically incurred operating losses resulting in carry forward tax losses totaling approximately $2 million as of December 31, 2015.

Results of Operations

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Research and Development Expenses, net. Our research and development expenses for the year ended December 31, 2015 were $1.2 million, as compared with $0.8 million for the year ended December 31, 2014, an increase of $0.4 million. The increase in research and development expenses was primarily due to an increase in cost of salaries and related expenses in according with Share-Based Payment plan.

	Year ended
	As of December 31
	2015	2014
	USD in thousands

Payroll and related expenses	$623	$425
Share-based payment	394	212
Professional services	50	39
Development expenses	97	80
Traveling abroad expenses	9	-
Other	6	27
Materials	12	16
Subcontracted work and consulting	4	16
	1,195	815
Less: Participation in Research and development expenses	(295)	(339)
Research and development, net	$900	$476

Participation in Research and development expenses were $0.3 million in both periods.

General and Administrative Expenses. Our general and administrative expenses for year ended December 31, 2015 were $1.3 million, as compared with $0.25 million for the year ended December 31, 2014. General and Administrative Expenses includes cost of salaries and related expenses, share-based payment, professional fees and other general and administrative expenses. The increase was primarily due to an increase in cost of salaries and related expenses in according with Share-Based Payment plan and in according with Severance pay.

	Year ended
	As of December 31
	2 0 15	2 0 14
	USD in thousands

Payroll and related expenses	$507	$18
Share-based payment	427	29
Professional services	237	87
Consulting	-	56
Other	92	39
Rent and maintenance	18	14
Office maintenance	17	8
	$1,298	$251

Operating Loss. As a result of the increase in Research and Development Expenses, net and the increase in General and Administrative Expenses for the year ended December 31, 2015 compared to 2014, our operating loss for the year ended December 31, 2015 was $2.2 million, compared to $0.7 million for the year ended December 31, 2014.

Finance Income/ Expenses Our Finance Expenses for the year ended December 31, 2015 was $0.06 million, as compared to Finance Income $0.1 million for the corresponding period in 2014.

Net Loss. Our net loss for the year ended December 31, 2015 was $2.3 million, compared to $0.6 million for the corresponding period in 2014.

The Company has accumulated losses of $4.5 million and $2.2 million as of December 31, 2015, and December 31, 2014, respectively. The Company is still in its development stage and has not yet generated revenues.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Research and Development Expenses, net. Our total research and development expenses for the year ended December 31, 2014 were $0.8 million, compared to $0.6 million for the year ended December 31, 2013, an increase of $0.2 million. The increase in research and development expenses between 2014 and 2013 was primarily due to increases in Payroll and related expenses of $0.4 million deducted by decrease of 0.2 million in Professional services.

	Year ended
	As of December 31
	2014	2013
	USD in thousands

Payroll and related expenses	$637	$207
Professional services	39	229
Development expenses	80	169
Other	27	9
Materials	16	3
Subcontracted work and consulting	16	-
	$815	$617

Participation in Research and development expenses for the year ended December 31, 2014 were $0.3 million, compared to $0.1 million for the year ended December 31, 2013, an increase of $0.2 million.

Research and development, net were similar on both periods in the amount of $0.5 million.

General and Administrative Expenses. Our general and administrative expenses for the year ended December 31, 2014 were $0.3 million, as compared to $0.6 million for the year ended December 31, 2013, a decrease of $0.3 million. The decrease in general and administrative expenses was primarily due to decreases in Payroll and related expenses and Professional services.

	Year ended
	As of December 31
	2014	2013
	USD in thousands

Payroll and related expenses	$29	$243
Professional services	105	253
Consulting	56	33
Other	39	26
Rent and maintenance	14	4
Office maintenance	8	3
	$251	$562

Operating Loss. As a result of a $0.3 million decrease in general and administrative expenses, for the year ended December 31, 2014 compared to the year ended December 31, 2013, our operating loss for the year ended December 31, 2014 was $0.7 million, as compared to $1.1 million for the year ended December 31, 2013.

Finance Income. Our finance income for the year ended December 31, 2014 was $0.1 million.

Net Loss. Our net loss for the year ended December 31, 2014 was $0.6 million, as compared to $1.1 million for the year ended December 31, 2013.

The Company has incurred losses of $0.7, and $1.1 million for the years ended December 31, 2014, and 2013, respectively, and accumulated losses of $2.2 million. The Company is still in its development stage and has not yet generated revenues.

Liquidity and Capital Resources

Liquidity

The Company and its subsidiaries are in development stage. We will likely have liquidity problems if we cannot raise a significant amount from this Offering or if we need additional funds for our strategic plans. The Company is not subject to any material liens, judgments or settlement obligations.

Sources of Liquidity

•	To date, we have funded our operations primarily with the approximately $1.5 million raised through equity private financings, $0.8 million through Shareholder's loan, and $0.7 million through grants that we received from European grants. We believe that based on our current business plan, our existing cash resources and the net proceeds from this Offering will be sufficient to fund our currently anticipated cash requirements through 2018. No cash disbursement will be distributed to our wholly owned subsidiary in Israel. The Company will pay costs and expenses of the Subsidiary, aside from ordinary salaries due to the wholly-owned Subsidiary’s employees, directly to its third party vendors, subcontractors and landlord.

Historical Cash Flows

The following table summarizes our statement of cash flows for the years ended December 31, 2015, 2014 and 2013.

	Year ended
	December 31
	2015	2014	2013
	USD in thousands (Audited)
Net cash used in operating activities	(737)	(732)	65
Net cash generated from (used in) investing activities	(6)	24	(28)
Net cash generated from financing activities	972	433	242

Operating Activities

Net cash used in operating activities for the year ended December 31, 2015 was $0.7 million, similar to the year ended December 31, 2014 and is mainly because of the operating loss.

Net cash used in operating activities for the year ended December 31, 2014 was $0.7 million, as compared to a balance in the year ended December 31, 2013. The balance in net cash used in operating activities in 2013 was primarily due to an Increase in other accounts payable as per of the operating loss.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2015, 2014 and 2013 mainly consists of Disposal / Investment in marketable securities and Fixed Assets.

Financing Activities

Net cash generated from financing activities for the year ended December 31, 2015 was $1 million, comprised from Shareholder's loans in the amount of $0.34 million and of net proceeds from private equity in the amount of $0.6 million.

Net cash generated from financing activities for the year ended December 31, 2014 was $0.4 million, comprised from Shareholder's loans in the amount of $0.27 million and of net proceeds from private equity in the amount of $0.16 million.

Net cash generated from financing activities for the year ended December 31, 2013 was $0.2 million, comprised from from private equity.

Funding Requirements

We expect to incur losses from operations for the foreseeable future. We expect to incur increasing research and development expenses, including expenses related to the hiring of personnel. We expect that our general and administrative expenses will also increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being a big company in the United States, including directors’ and officers’ insurance, investor relations programs, and increased professional fees. Our future capital requirements will depend on a number of factors, including the timing and outcome of the POMM™ device, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the availability of financing, and our success in developing markets for our products.

Our expected future expenditures related to product are as follows:

●	completion of the POMM™ device;

●	development of future generations of our products;

●	patent maintenance fees.

We believe that the net proceeds from this Offering, together with our existing cash, will be sufficient to fund our operating expenses and capital expenditure requirements at least until the end of 2018. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources more quickly than we currently expect because of the numerous risks and uncertainties associated with the development and commercialization of our POMM™ device.

Off-balance Sheet Arrangements

We do not have any material off-balance sheet arrangements.

Quantitative and Qualitative Disclosure of Market Risks

Exchange Rate Risk

All of our assets and liabilities (except the Europe grant in Euro) are affected by fluctuations in the exchange rate between the U.S. dollar and the NIS. For example, salaries and related expenses for Israeli employees are paid in NIS and some of our suppliers are located in Israel and require payment in NIS.

As of December 31, 2015, our total assets and liabilities linked to the NIS amounted to $395,000 and $724,000, respectively. A 10% depreciation of the dollar in relation to the NIS would cause an exchange rate loss of $121,000.

As of December 31, 2015, we had no assets linked or liabilities linked to the Euro.

During the year ended December 31, 2015, the exchange rate between the NIS and the U.S. dollar increased by 0.33%.  To date, we have not hedged the risks associated with fluctuations in currency exchange rates.

Interest Rate Risk

We do not have obligation to pay that are linked to LIBOR and we are therefore not exposed to changes in LIBOR.

Application of Critical Accounting Policies and Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in United Sates of America ("US GAAP"), and in accordance with the rules and regulations of the Securities and Exchange Commission."

The preparation of our financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as reported expenses during the reporting periods. On an ongoing basis, management evaluates such estimates and judgments, including those described in greater detail below. Our management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made and on various assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Share-based compensation

The Company applies ASC 718-10, "Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options under the Company's stock plans based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's statement of operations.

The Company estimates the fair value of share options granted using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is the average volatility in the last three years for the software (System & Application) industry. The expected option term is calculated for options granted to employees and directors using the "simplified" method. Grants to non-employees are based on the contractual term. Changes in the determination of each of the inputs can affect the fair value of the options granted and the results of operations of the Company.

The Company estimates the fair value of share options granted using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is calculated using historical share price movements over the period, equal to the expected option term. The expected option term is calculated for options granted to employees and directors using the "simplified" method. Grants to non-employees are based on the contractual term.

SECURITIES BEING OFFERED

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value of $0.00001 per share. As of December 31 2015, 1,444,813 shares of the Company’s common stock are issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purposes. Our common stock does not provide a preemptive or conversion right and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of the Company’s board of directors.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Preferred:

We are authorized to issue 10,000,000 shares of series A preferred stock, par value of 0.000001 per share. 1,279,855 shares out of the authorized preferred stock are allocated to 2016 Stock Option Plan as per its terms.

PLAN OF DISTRIBUTION

The Company will not engage any selling agents for commission or other compensation in this Offering. The Offering will be made through the Company’s directors and officers.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Significant Parties.

(a)	Directors

Name	Business Address	Residential Address

Gila Fish Founder and Chairwoman	10/3 Ha’eroni Street. Mevaseret Zion Israel	10/3 Ha’eroni Street. Mevaseret Zion Israel

David Freidenberg Chief Executive Officer and Chief Operations Officer	985 Citadel Drive Northeast, Suite A, Atlanta , Georgia 30324	800 west end avenue ,15B NYC , New York , 10025

(b)	Officers

Name	Business Address	Residential Address

David Freidenberg Chief Executive Officer and Chief Operations Officer	985 Citadel Drive Northeast, Suite A, Atlanta , Georgia 30324	800 west end avenue ,15B NYC , New York , 10025

Abby Drue President	985 Citadel Drive Northeast, Suite A, Atlanta , Georgia 30324	985 Citadel Drive Northeast, Suite A, Atlanta , Georgia 30324

Gila Fish Chief Research and Development Officer	10/3 Ha’eroni Street. Mevaseret Zion Israel	10/3 Ha’eroni Street. Mevaseret Zion Israel

Rachel Koren Chief Financial Officer	985 Citadel Drive Northeast, Suite A, Atlanta , Georgia 30324	75 Avney Hahoshen Givat Zeev

Ory Abel Secretary	10/3 Ha’eroni Street. Mevaseret Zion Israel	3 Shalem Street. Ramat-Gan Israel

David Freidenberg, MBA – CEO, 14 years of experience in executive roles in the IT & telecommunication industry including CEO, VP Sales & business development. Annual Salary $240,000. Aesop program – a total sum of 200,000 options, 60,000 of which are fully vested, 35,000 vested on November 1, 2016 and 22,500 options for 1 year from October 1, 2017 to October 1, 2019. Remaining 37,500 options are subject to a vesting schedule of 12,500 options for year and are subject to the achievement of profit goals. Special bonus for success – 100% and above of achieving goals -$140,000. Between 60% - 100% of achieving goals – $60,000.

Gila Fish, M.Sc., Founder & Chairperson – System Analyst for more than 30 years. An IT Management professional, active Director in Public companies – Annual Salary $109,000 (expected to increase as of January 1 2017 to $155,500, and to be revised and increased subject to the achievement of profit goals). Special retiring grant $400,000. Aesop program – a total sum of 160,000: 40,000 options per year for 4 years for promoting the company's goals.

Avner Korman, M.Sc, MBA - VP R&D, 30 years of experience in building & managing Hi-Tech ventures. Annual Salary $77,780. Special retiring grant $400,000. Aesop program – 82,300 options, fully vested.

Abby Drue, President, is a marketing strategist, diversity trainer and behavioral development coach to professional associations, non-profit agencies, service organizations, government programs, as well as private businesses, mid-size companies, and large corporations. She established Abby Drue Inc. in 1984 as one of Atlanta, Georgia’s first boutique, full service communications firms specializing in all forms of organizational communications, client relations, media and printed informational materials as well as multimedia educational programs. Annual Salary $60,000.

Each one of the leading team will have a company car and an expenses budget.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

(a)	Record Owners of 5% or more of any Class of the Issuer’s Equity Securities

Name	Business Address	Residential Address	Common Stock Ownership	%

Gila Fish	10/3 Ha’eroni Street. Mevaseret Zion Israel	10/3 Ha’eroni Street. Mevaseret Zion Israel	879,000	60.8

Miriam Guy	10/3 Ha’eroni Street. Mevaseret Zion Israel	36 Habossem Street. Mevaseret Zion Israel	89,944	6.23

Eliyahu & Leehee Holley	10/3 Ha’eroni Street. Mevaseret Zion Israel	36 Hageffen Street. Mevaseret Zion Israel	108,800	7.53

(b)	Beneficial Owners of 5% or more of any Class of the Issuer’s Equity Securities

Same as section (a) above.

(c)	Affiliates and Subsidiary of the Issuer

Name	Business Address

OS New Horizon – Personal Computing Solutions Ltd.	10/3 Ha’efrony St. Mevasserat Zion, Israel

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Sunny J. Barkats, Esq., from JSBarkats, PLLC, a law firm located at 18 East 41st Street, 14th fl. NY, NY 10017, is acting as the securities counsel for this Offering. Mr. Barkats received a cash fee, and his spouse Elana Barkats received 2.5% of the equity in POMM Inc., all prior to the Offering and not contingent upon the success of the Offering.

The validity of the shares of common stock offered hereby will be passed upon for us by Sunny J. Barkats Esq.

The financial statements of the Company as of and for the years ended December 31, 2015, 2014 and 2013, included in this Offering Circular have been audited by Brightman Almagor Zohar & Co., A member of Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein.

The Company’s transfer agent and registrar is the firm VStock Transfer, LLC. They are located at 18 Lafayette Place, Woodmere, New York 11598. They can be reached via email at www.vstocktransfer.com or their direct number is 212.828.8436. None of the other named experts or counsel who rendered an opinion on, certified, or participated in, the preparation of this Offering Circular were employed on a contingency basis, or received an interest above 4.99% in the registrant or it parents or subsidiaries as a result of this Offering.

LITIGATION

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SELLING SECURITY HOLDERS

Up to 149,488 shares may be sold by existing Shareholders. However, the aggregate number of shares sold by existing Shareholders will not exceed 30% of the total shares sold in the Offering.

Selling Shareholders Name	Amount Owned Prior to the Offering		Amount Being Offere		Amount to be Owned After the Offering

Miriam Allalouf	15,000		5,000		10,000
Alon Shay	8,050		2,415		5,635
Avi Nora Cohen	2,000		600		1,400
Alex Koreski	2,000		600		1,400
Ilena Bdolach	7,500		3,000		4,500
Margaret Faye Nichols Ph.D.	600		180		420
Eli Menachem	5,400		2,400		3,000
Dalit Gafnir Menachem	4,129		2,400		1,729
Steve Rosen	10,000		3,000		7,000
Barry Rosen	3,400		1,020		2,380
Suzan Weitman	5,780		1,734		4,046
Abby Drue	2,300		690		1,610
Axelrad Shlomo	6,422		1,927		4,495
Eric Bar Chen	1,800		540		1,260
Zipora Duek	16,500		4,950		11,550
Mevasrey Shahar Holdings LTD	61,500		22,229		39,271
Liana Slivkin	3,000		1,000		2,000
Dafna Rachmani	3,600		2,080		1,520
Abraham Sofer	2,100		630		1,470
Henry Sinay	23,400		9,020		14,380
Moshe bachar	12,247		3,674		8,573
Ruth Bar	6,614		1,984		4,630
Drorit Metuki	9,875		2,963		6,912
Rami Levy	3,507		1,052		2,455
Karity	3,507		1,052		2,455
Moshe Levy	3,507		1,052		2,455
Ofer & Ayelet Karta	3,487		1,046		2,441
Shlomi Hakim	40,250	(1)	40,250		0
Arbel Braun Landau	36,500	(2)	6,000		30,500
Elana Barkats	65,000	(3)	25,000		40,000

Total	368,975		149,488	(4)	219,487

(1) Shlomi Hakim owns 40,250 options, all of which may be exercised and sold in the Offering.

(2) Arbel Braun Landau owns 36,500 options, 6,000 of which may be exercise and sold in the Offering.

(3) The shares owned by Elana Barkats are non-dilutive until the end of the Offering. Thus, if the Maximum Offering is sold, the Company will issue additional shares to Ms. Barkats to prevent dilution of its ownership interest.

(4) Represents approximately 10% of the outstanding shares prior to the Offering.

KEY INVESTMENT CONSIDERATIONS

The key investment considerations discussed below are qualified by the more detailed information appearing elsewhere in this Offering Circular, including “Risk Factors” beginning on page 5. This Offering Circular contains certain forward-looking statements. The Company’s actual results could differ materially from the results anticipated in these forward-looking statements, among other things, as a result of certain factors discussed in “Risk Factors”, “Forward-Looking Statements” and elsewhere in this Offering Circular.

We May Need Additional Capital.

Even after the Offering, we may need additional capital to continue our operations. For the six months following the Closing Date (as defined below), we will have to fund all of our operations and capital expenditures from the net proceeds of this Offering and cash on hand. If we sell the Maximum Units in this Offering resulting in gross proceeds of $10,001,750.50, we believe we will have sufficient capital to fund our operations for the next 18 months. While we do not expect to become cash flow positive within 12 months, and may not achieve any revenue from product sales, we do not anticipate any cash flow problems in the foreseeable future. However, should we raise less than the Maximum Offering, we may run out of operating capital within 12 months, or sooner. Since the development and commercialization of our product candidates is contingent on raising additional capital to continue our research and, thereafter, the marketing and commercialization of each of our compounds, if we cannot raise additional capital, we will not be able to pursue development or our product candidates. All estimated timeframes in this Offering Circular, including the projected use of proceeds table above, assumes the successful close of this Offering and the successfully raising of the necessary additional capital to fund continued our operations as planned.

CAPITALIZATION

Shareholder	No. of Shares	Percentage

Gila Fish	879,000	60.84%
Miriam Allalouf	15,000	1.04%
Miriam Guy*	89,944	6.23%
Yehuda Braun	48,144	3.33%
Efi Geva	2,000	0.14%
Anat Rotem Braun	11,700	0.81%
Alon Shay	8,050	0.56%
Eliyahu Yonatan	2,000	0.14%
Tali Zena	5,200	0.36%
Avi Nora Cohen	2,000	0.14%
Alex Koreski	2,000	0.14%
Eliyahu Holley	108,800	7.53%
Ilena Bdolach	7,500	0.52%
Margaret Faye Nichols Ph.D.	600	0.04%
ZiZko Sherutey Nihul LTD	4,000	0.28%
Eli Menachem	5,400	0.37%
Dalit Gafnir Menachem	4,129	0.29%
Hadar Shaani Edelstein	1,800	0.12%
Steve Rosen	10,000	0.69%
Barry Rosen	3,400	0.23%
Suzan Weitman	5,780	0.40%
Abby Drue	2,300	0.16%
Axelrad Shlomo	6,422	0.44%
Eric Bar Chen	1,800	0.12%
Zipora Duek	16,500	1.14%
Mevasrey Shahar Holdings LTD	61,500	4.26%
Liana Slivkin	3,000	0.21%
Dafna Rachmani	3,600	0.25%
Abraham Sofer	2,100	0.15%
Henry Sinay	23,400	1.62%
Moshe bachar	12,247	0.85%
Ruth Bar	6,614	0.46%
Drorit Metuki	9,875	0.68%
Rami Levy	3,507	0.24%
Karity	3,507	0.24%
Moshe Levy	3,507	0.24%
Ofer & Ayelet Karta	3,487	0.24%
Elana Barkats	65,000	4.50%
TOTAL	1,444,813	100%

Resale Shareholders Name	# of Shares
Gila Fish	0
Miriam Allalouf	5000
Alon Shay	2415
Avi Nora Cohen	600
Alex Koreski	600
Ilena Bdolach	3000
Margaret Faye Nichols Ph.D.	180
Eli Menachem	2400
Dalit Gafnir Menachem	2400
Steve Rosen	3000
Barry Rosen	1020
Suzan Weitman	1734
Abby Drue	690
Axelrad Shlomo	1926.6
Eric Bar Chen	540
Zipora Duek	4950
Mevasrey Shahar Holdings LTD	22229
Liana Slivkin	1000
Dafna Rachmani	2080
Abraham Sofer	630
Henry Sinay	9020
Moshe bachar	3674.1
Ruth Bar	1984.2
Drorit Metuki	2962.5
Rami Levy	1052.1
Karity	1052.1
Moshe Levy	1052.1
Ofer & Ayelet Karta	1046.1
Shlomi Hakim	40250
Arbel Braun Landau	6000
Elana Barkats	25000

Total	149,488

The projected capitalization of the Company assuming the sale of all of the Units in the Offering is as follows:

A)	If existing shareholders will not sell their shares

Shareholder	No. of Shares	Percentage

Director	879,000	25.21%
Existing current	565,813	16.23%
Investors in Current Offering	802,065	23.00%
Stock Option Plan	1,279,855	35.56%
TOTAL	3,526,733	100.00%

B)	If existing shareholders will sell their shares

Shareholder	No. of Shares	Percentage

Director & Existing shareholders	1,295,325	38.82%
Investors in Current Offering	802,065	24.03%
Stock Option Plan	1,279,855	37.15%
TOTAL	3,377,245	100.00%

The Company has 500,000,000 shares of common stock authorized, par value $0.00001 per share. The Company has 10,000,000 shares of series A preferred stock authorized, par value $0.00001 per share.

The current capitalization of the options of the Company is as follows:

Shareholder	Options(1)
Gila Fish(2)	160,000
Miriam Allalouf	167,900
Yehuda Braun	4,605
Henry Sinay	23,400
Shlomi Hakim	40,250
Arbel Braun Landau	36,500
Avner Korman	82,300
Hayut Yogev	150,000
Yosef Avneri	40,000
Moshe Schreiber	45,000
Eli Zamir	18,400
David Mor Ofek	17,500
David freidenberg(3)	200,000
Rachel Koren	20,000
Shoni Sinai	24,000
Alex Gerdov	15,000
Mazal Cohen	5,000
Nachum Glick	11,250
Nili Zilberberg	15,000
Alex Shani	10,000
Evgenie Mishustin	15,000
esop additional	178,750

Total	1,279,855

(1)	Total of 1,279,855 Options of which 719,405 are fully vested.

DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS

The Company has not paid dividends, made distributions on its stock or redeemed any securities since its incorporation.

DIRECTORS OF THE COMPANY

Number of directors of the Company is two (2) and directors are elected annually. The initial directors of the Company are Gila Fish and David Freidenberg.

Have any of the Officers or Directors ever worked for or managed a company in the same business as the Company?

☒  Yes  ☐   No Explain:

David Freidenberg prior to his role as CEO of POMM was the CEO of Chip Pc Technologies Group and the managing director of its affiliate companies Chip PC Technologies GMBH and Chip Pc Inc. . Chip Pc a Thin client solution manufacture and one of the innovative companies in this segment. David acted as CEO for more than 3 years and the sales under his leadership were more than $25 MM.

The Company currently does not have key man life insurance on any of its Officers, Directors or key personnel. In the future, we will consider taking on key man life insurance.

MANAGEMENT RELATIONSHIPS, TRANSACTIONS AND REMUNERATION

No relationships exist between the members of the management. The following is the remuneration of the management:

Name	Annual salary
Gila Fish	$109,000
David Freidenberg	$240,000
Abby Drue	$60,000
Anver Korman	$77,780

RECENT SALES OF UNREGISTERED SECURITIES

There have been no recent sales of unregistered Securities as of December 31, 2015.

POMM Inc.

Financial Statements

As of December 31, 2015

Audited

F-1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

POMM Inc.

We have audited the balance sheet of POMM Inc. (the "Company") as of December 31, 2015 and the related notes to the financial statement.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of POMM Inc. as December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel

April 14, 2016

Tel Aviv - Main Office

1 Azrieli Center Tel Aviv, 6701101 P.O.B. 16593

Tel Aviv, 6116402 | Tel: +972 (3) 608 5555 | Fax: +972 (3) 609 4022 | info@deloitte.co.il

Jerusalem	Haifa	Beer-Sheva	Eilat	Deloitte	Deloitte Analytics	Seker - Deloitte
3 Kiryat Ha’Mada Har Hotzvim Tower	5 Ma'aleh Hashichrur P.O.B. 5648	12 Alumot Omer Industrial Park	The City Center P.O.B. 583	3 Azrieli Center Tel Aviv, 6701101	7 Hasivim P.O.B. 7796	7 Giborey Israel St. P.O.B 8458
Jerusalem, 9777603	Haifa, 3105502	P.O.B. 1369	Eilat, 8810402		Petah Tikva, 4959368	Netanya, 4250407
P.O.B. 45396		Omer, 8496500
Jerusalem, 9145101

Tel: +972 (2) 501 8888	Tel: +972 (4) 860 7333	Tel: +972 (8) 690 9500	Tel: +972 (8) 637 5676	Tel: +972 (3) 607 0500	Tel: +972 (77) 8322221	Tel: +972 (9) 892 2444
Fax: +972 (2) 537 4173	Fax: +972 (4) 867 2528	Fax: +972 (8) 690 9600	Fax: +972 (8) 637 1628	Fax: +972 (3) 607 0501	Fax: +972 (3) 9190372	Fax: +972 (9) 892 2440
info-jer@deloitte.co.il	info-haifa@deloitte.co.il	info-beersheva@deloitte.co.il	info-eilat@deloitte.co.il	info@deloitte.co.il	info@deloitte.co.il	info@deloitte.co.il

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

F-2

POMM Inc.

Balance Sheet

As of December 31, 2015
USD in thousands
ASSETS

Cash and cash equivalents	-
TOTAL ASSETS	-

LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholders' equity
Ordinary shares, USD 0.00001 par value – authorized 500,000,000 Shares 0 shares issued and outstanding at December 31, 2015	-
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	-

The accompanying notes are an integral part of the financial statements.

F-3

POMM Inc.

Notes to the financial statements

Note 1 — General

POMM Inc. (“POMM” or the “Company”) is a newly formed company. The Company, is the owner of 100% of the shares of OS New Horizon – Personal Computing Solutions Ltd. (OS or the “Subsidiary”), through restructuring under common control. The restructuring had been performed such that every current shareholder of OS has tendered its shares in OS in exchange for shares in POMM causing OS to become wholly owned subsidiary of POMM. The restructuring had been completed after receiving an approval in principle of the Israeli Tax Authority ("ITA") On the 12 of January 2015, authorizing the exchange of shares as an exempted transaction under section 104B of the Israeli Income Tax Ordinance. The final approval from the ITA was received on March 10, 2016. The financial operations overview refers to financial information of the OS as the predecessor of POMM. The financial statement of POMM do not reflect the restructuring as approved above.

The Company is expected, to offer its shares in an offering under Regulation A.

Note 2 — Significant Accounting Policies

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission, and, in the opinion of management, include all adjustments necessary for a fair presentation of the financial position as of the date presented.

Note 3 — Shareholders’ Equity

At the date of incorporation, the Company is authorized to issue 500,000,000 shares of ordinary shares, par value USD 0.00001. As of December 31, 2015, 0 shares are issued and outstanding.

F-4

OS New Horizon - Personal Computing Solutions Ltd.

Financial Statements

As of December 31, 2015 and 2014

F-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

OS New Horizon - Personal Computing Solutions Ltd.

We have audited the financial statements of OS New Horizon - Personal Computing Solutions Ltd. (the "Company"), which comprise the balance sheets as of December 31, 2015 and 2014, and the related Statements of Operations, Changes in Stockholders' Deficit and Cash Flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OS New Horizon - Personal Computing Solutions Ltd. as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Tel Aviv - Main Office	|	Trigger Foresight	|	Ramat-Gan	|	Jerusalem	|	Haifa	|	Beer-Sheva		Eilat
1 Azrieli Center	|	3 Azrieli Center	|	6 Ha-rakun	|	12 Sarei Israel	|	5 Ma'aleh Hashichrur P.O.B. 5648	|	Omer Industrial Park Building No. 10	|	The City Center P.O.B. 583
Tel Aviv, 6701101	|	Tel Aviv, 6701101	|	Ramat Gan, 5252183	|	Jerusalem, 9439024	|	Haifa, 3105502	|	P.O.B. 1369	|	Eilat, 8810402
P.O.B. 16593	|		|		|		|		|	Omer, 8496500	|
Tel Aviv, 6116402	|		|		|		|		|		|
Tel: +972 (3) 608 5555	|	Tel: +972 (3) 607 0500	|	Tel: +972 (3) 755 1500	|	Tel: +972 (2) 501 8888	|	Tel: +972 (4) 860 7333	|	Tel: +972 (8) 690 9500	|	Tel: +972 (8) 637 5676
Fax: +972 (3) 609 4022	|	Fax: +972 (3) 607 0501	|	Fax: +972 (3) 676 9955	|	Fax: +972 (2) 537 4173	|	Fax: +972 (4) 867 2528	|	Fax: +972 (8) 690 9600	|	Fax: +972 (8) 637 1628
Info@deleitte.co.il	|	Info@dco.co.il	|	Info•ramatgan@deloitte.co.il	|	Info•jer@deloitte.co.il	|	Info-haifa@deloitte.co.il	|	Info-beersheva@deleitte.co.il	|	Info-eilat@deleitte.coil

Deloitte refers to one or more of DeloitteToucheTohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of DeloitteToucheTohmatsu Limited and its member firms.

F-6

Emphasis of Matter Regarding Going Concern

The accompanying financial statements for the year ended December 31, 2015 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(B) to the financial statements, the Company has devoted substantially all its efforts to research and development. The Company is still in its development stages and has not yet generated revenues. The extent of the Company's future operating losses and the timing of becoming profitable are uncertain. The Company has incurred losses of $2.3, and $0.6 million for the years ended December 31, 2015, and 2014, respectively, and accumulated losses of $4.4 million. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel

April 14, 2016

F-7

OS New Horizon - Personal Computing Solutions Ltd.

Balance Sheets

		As of December 31
		2 0 1 5	2 0 1 4
	Note	USD in thousands

ASSETS

Current assets
Cash and cash equivalents	2D	250	21
Other receivables	3	136	145
Total current assets		386	166

Fixed assets, net		9	4

TOTAL ASSETS		395	170

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities
Short term loans		35	-
Trade accounts payable		80	53
Employees and payroll accruals	5	71	48
Other accounts payable	5	225	180
Shareholder's loan	6A	749	390
Total current liabilities		1,160	671

Long term liabilities
convertible loan	2H,6B,7D	-	77
Severance pay	4	564	38
Total long term liabilities		564	115

TOTAL LIABILITIES		1,724	786

Shareholders' deficit
Ordinary shares, NIS 0.01 per value – authorized 3,599,300 shares, 1,379,814 shares issued and outstanding at December 31, 2015 and 1,179,185 shares issued and outstanding at December 31, 2014	7	4	3
Additional paid in capital	7	3,104	1,558
Accumulated deficit		(4,437)	(2,177)
Total shareholders' deficiency		(1,329)	(616)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY		395	170

The accompanying notes are an integral part of the consolidated financial statements.

F-8

OS New Horizon - Personal Computing Solutions Ltd.

Statements of Operations

		Year ended
		December 31
		2 0 15	2 0 1 4
	Note	USD in thousands

Research and development expenses	2G,10	1,195	815
less: Participation in Research and development expenses		(295)	(339)
Research and development, net		900	476

General and administrative	11	1,298	251

Operating loss		2,198	727

Financial expenses (income), net	13	62	(108)

Loss for the year		2,260	619

Loss per share

Number of shares used for basic and diluted loss per share compution		1,337,358	1,113,500

Basic and diluted loss per share (in USD)		1.69	0.56

The accompanying notes are an integral part of the consolidated financial statements.

F-9

OS New Horizon - Personal Computing Solutions Ltd.

Statements of Changes in Stockholders' Deficit

	Share Capital	Additional paid in capital	Accumulated Deficit	Total capital deficiency
	USD in thousands

BALANCE AS OF JANUARY 1, 2014	3	1,142	(1,558)	(413)

CHANGES DURING 2014:
Beneficial conversion feature	-	39	-	39
Issuance of ordinary shares	*	161	-	161
Share-based payment	-	216	-	216
Loss for the year	-	-	(619)	(619)

BALANCE AS OF DECEMBER 31, 2014	3	1,558	(2,177)	(616)

CHANGES DURING 2015:
Issuance of ordinary shares	1	699	-	700
Share-based payment	-	821	-	821
Classification of liabilities		26		26
Loss for the year	-	-	(2,260)	(2,260)

BALANCE AS OF DECEMBER 31, 2015	4	3,104	(4,437)	(1,329)

* Less than 1 USD (in thousands)

The accompanying notes are an integral part of the consolidated financial statements.

F-10

OS New Horizon - Personal Computing Solutions Ltd.

Statements of Cash Flows

	Year ended
	December 31
	2 0 1 5	2 0 1 4
	USD in thousands

Net cash used in operating activities
Loss for the year	(2,260)	(619)

Adjustments to reconcile loss to net cash used in operating activities:	1,523	(113)

Net cash used in operating activities	(737)	(732)

Cash Flows from Investing Activities
Disposal in marketable securities	-	28
Purchase of fixed assets	(6)	(4)

Net cash provided by (used in) investing activities	(6)	24

Cash flows from Financing Activities:
Receipts of short-term loan	35	(1)
Issuance of ordinary shares	594	161
Receipts (payments) of shareholders' loan, net	343	273

Net cash provided by financing activities	972	433

Increase (decrease) in cash and cash equivalents	229	(275)
Cash and cash equivalents at the beginning of the period	21	296

Cash and cash equivalents at the end of the period	250	21

The accompanying notes are an integral part of the consolidated financial statements.

F-11

OS New Horizon - Personal Computing Solutions Ltd.

Statements of Cash Flows

Adjustments to reconcile loss to net cash used in operating activities:

	Year ended
	December 31
	2 0 1 5	2 0 1 4
	USD in thousands

Share-based payment	821	216
Depreciation	1	-
Participation in research and development (EU grant)	17
Interest from loans	58
Increase in other receivables	(8)	(130)
Increase (Decrease) in trade accounts payable	57	(3)
Increase (Decrease) in other accounts payable	28	(234)
Increase in employee accruals	549	38
Adjustments to reconcile loss to net cash used in operating activities	1,523	(113)

Supplemental information for Cash Flow:

Supplemental disclosure of non-cash flow information

	Year ended
	December 31
	2 0 1 5	2 0 1 4
	USD in thousands

Conversion of convertible loan into ordinary shares	107	-

The accompanying notes are an integral part of the consolidated financial statements.

F-12

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 1 - GENERAL

A.	OS New Horizon Ltd. ("the Company") was incorporated and commenced its operations in Israel on February 9, 2010. In preparation for the contemplated capital raising under Regulation A, the shareholder of the Company decided on a restructuring of its holding in the Company such that POMM Inc, (“POMM”) newly formed entity was incorporated. Each shareholder of the Company will exchange its shares in the Company with shares in POMM resulting in the Company becoming wholly owned subsidiary of POMM. The exchange was pending upon the approval of the Israeli Tax Authorities (“ITA”), that the exchange is an exempted transaction under the Israeli Tax Ordinance. The approval from the ITA was received on March 10, 2016. Upon completion of the exchange and completing all other requirements POMM is expected to effect the capital raising under Regulation A.

The Company is engaged in developing and marketing of small systems of storage, encoding and information retrieval.

B.	Since inception, the Company has devoted substantially all its efforts to research and development. The Company is still in its development stage and has not yet generated revenues. The extent of the Company's future operating losses and the timing of becoming profitable are uncertain. The Company has incurred losses of $1.9, and $0.7 million for the years ended December 31, 2015, and 2014, respectively, and accumulated losses of $4 million.

These conditions raise substantial doubt about the Company's ability to continue to operate as a going concern. The Company’s ability to continue operating as a “going concern” is dependent on several factors, among them is the ability to raise sufficient additional funding.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A.	basic for presentation:

The financial statements have been prepared in conformity with accounting principles generally accepted in United Sates of America ("US GAAP").

B.	Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company’s management believes that the estimates judgement and assumptions used are reasonable based upon information available at the time they are made. These estimates judgement and assumptions can affect reported amounts and disclosures made. Actual results could differ from those estimates.

F-13

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

C.	Financial statement in U.S. dollars:

The functional currency of the Company is the U.S dollar ("dollar") since the dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances denominated in foreign currencies have been re-measured to dollars in accordance with the provisions of ASC 830-10, "Foreign Currency Translation".

All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

D.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less as of the date acquired.

E.	Share-based compensation:

The Company applies ASC 718-10, "Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options under the Company's stock plans based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's statement of operations.

The Company recognizes compensation expense for the value of non-employee awards, which have graded vesting, based on the accelerated attribution method over the requisite service period of each award, net of estimated forfeitures.

The Company estimates the fair value of share options granted using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is calculated using the appropriate industry sector. The expected option term is calculated for options granted to employees and directors using the "simplified" method. Grants to non-employees are based on the contractual term. Changes in the determination of each of the inputs can affect the fair value of the options granted and the results of operations of the Company.

F.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed based on the weighted average number of shares outstanding during each year, plus the dilutive potential common stock considered outstanding during the year, in accordance with ASC 260-10 "Earnings per Share".

F-14

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

G.	Research and development expenses, net:

Research and development expenses, are charged to the statement of operations as incurred. European grants for funding approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and applied as a deduction from research and development expenses.

H.	Convertible debt:

Under ASC 470-20 “Debt with Conversion and Other Options”, the proceeds from the sale of convertible debt and other options are allocated to each component, based on their relative fair value.

Under ASC 470 an embedded beneficial conversion feature in a convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds (as determined in the paragraph above) equal to the intrinsic value of that feature to additional paid-in capital with the corresponding amount presented as discount on the debt.

F-15

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 3 - OTHER RECEIVABLES

Composition:

	As of December 31
	2 0 1 5	2 0 1 4
	USD in thousands

Participation in research and development	86	103
Prepaid expenses	5	-
Other receivables	2	-
Government institutes	43	42
	136	145

NOTE 4 - EMPLOYEE RIGHTS UPON RETIREMENT

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.

Pursuant to section 14 of the Severance Compensation Act, 1963, the Company's employees included under this section are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments in respect of those employees. Severance expenses recorded in the statement of operations for the years 2015 and 2014 were $541 and $25 respectively.

NOTE 5 - OTHER ACCOUNTS PAYABLE

Composition:

	As of December 31
	2 0 1 4	2 0 1 3
	USD in thousands

Employees and related expenses	56	48
Other payables	16	-
Vacation provision	15	-
Accrued expenses	133	120
Related party	76	60
	296	228

F-16

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 6 - SHAREHOLDER'S LOAN

A.	Since inception, the Company's main shareholder ("main shareholder") provides loans to the Company from time to time, as needed. The main Shareholder's Loan bears an annual interest rate of 5%.

On June 16, 2013, $153 thousands from the shareholder loan converted into 50,700 ordinary shares of NIS 0.01 par value of the Company. The loan amount converted was recognize as an increase to the additional paid in capital.

During 2014, the main shareholder provided loans in a total amount of $242 thousand, with a termination date set at December 2018.

As of December 31, 2015 and 2014, the outstanding balance of the Main Shareholder Loan is $749 thousand and $390 thousand, respectively.

B.	On October 2, 2014, the Company entered into a Share Purchase Agreement with several investors. Based on such agreement the investors agreed to invest at least $150 thousands in consideration of 66,000 ordinary shares NIS 0.01 at a price per share of $2.25. Based on such agreement, at the closing date of such agreement, the Company will issue to the investors half of the shares and the second half will be issued 24 month after the closing date unless 30 days prior to the end of such 24 months a written and signed notice is accepted. If such notice is accepted, the remaining balance of the investment shall bear 4% annual interest retroactively from the date of investment. As of December 31, 2014, the investors invested a total amount of NIS 842 thousands ($232 thousands), of which NIS 421 thousands ($116 thousands) representing 50% of the investment is accounted for as convertible debt accruing 4% annual interest.

In accordance with ASC 470-20 “Debt with Conversion and Other Options”, the Company determined that beneficial conversion feature exist in the amount of $39 thousands. The beneficial conversion feature was recorded as an increase in Additional Paid-In Capital with the corresponding amount presented as a discount on the convertible debt.

During the last quarter of 2015, the investors decided to convert the remaining NIS 421 thousands ($107 thousands) to 51,885 ordinary shares. Following such conversion as of December 31, 2015, the balance of convertible loan is zero.

F-17

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 7 - SHAREHOLDERS' EQUITY (Cont.)

Composition:

	December 31, 2015
	Registered	Issue and outstanding
	Number of shares

Foundation share of NIS 0.01 par value	100	100
Ordinary share of NIS 0.01 par value	3,599,300	1,379,814
Preference share of NIS 0.01 par value	600	200

	December 31, 2014
	Registered	Issue and outstanding
	Number of shares

Foundation share of NIS 0.01 par value	100	100
Ordinary share of NIS 0.01 par value	3,599,300	1,179,185
Preference share of NIS 0.01 par value	600	200

A.	Ordinary share

The ordinary shares confers upon the holders the right to receive notice to participate and vote in general meetings of shareholders of the Company, the right to receive dividends, if declared, and the right to participate in a distribution of surplus of assets upon liquidation of the Company.

B.	Preference share

The Preference share confers upon the holders the right to receive notice to participate and vote in the general meeting of shareholders of the Company. In addition, the holders have the right to nominate 1 director.

C.	Foundation share

The foundation share confers upon the holders the right to receive notice to participate and vote in the general meetings of shareholders of the Company, and the right to receive preference dividend at the amount of $103 thousand for each passing year from the date the Company was founded.

D.	Issuance of ordinary shares:

1.	In 2011, the Company issued 34,800 ordinary shares of NIS 0.01 par value for a consideration of approximately $46 thousand.
2.	In 2012, the Company issued 15,000 ordinary shares of NIS 0.01 par value for a consideration of approximately $14 thousand.
3.	In 2013, the Company entered into Share Purchase Agreements with a number of investors for the issuance of 98,100 of the Company's ordinary shares for a total consideration of approximately $296 thousand.

In addition, during 2013 the Main Shareholder converted $153 thousands of the Loan to 50,700 of the Company's ordinary shares.

F-18

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 7 - SHAREHOLDERS' EQUITY (Cont.)

D.	Issuance of ordinary shares (Cont.):

4.	In 2014, the Company entered into a Share Purchase Agreements with a number of investors for the issuance of 26,400 of the Company's ordinary shares for a total consideration of approximately $44 thousand.
5.	In 2015, the Company entered into a Share Purchase Agreements with a number of investors for the issuance of 148,744 of the Company's ordinary shares for a total consideration of approximately $594 thousand.

In addition, in connection with the Share Purchase agreement from October 2, 2014 (discussed in Note 6B), the Company issued 51,885 ordinary shares for a total consideration of approximately $116 thousand.

NOTE 8 - SHARE BASED PAYMENTS

A.	Employee Incentive Plans:

The Company’s Board of directors approves, from time to time, employee incentive plans, the last of which was approved in October 2015. Employee incentive plans include stock options.

B.	Stock Options:

The following table summarizes the effects of stock-based compensation resulting from the application of ASC 718 included in the Statements of Operations as follows:

	Year ended December 31,
	2015	2014
Research and Development expenses	394	212
General and Administration expenses	427	29
Total	$821	$241

Stock options usually vest over 0-4 years and their term may not exceed 10 years. The exercise price of each option is between $0.00- $4.

Through December 31, 2015, 946,044 share options have been issued under the plans, of which 574,344 options were exercisable as of December 31, 2015.

F-19

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 8 - SHARE BASED PAYMENTS (Cont.)

Summary of the status of the Company’s share option plans as of December 31, 2015 and 2014 as well as changes during each of the years then ended, is presented below:

	2015		2 0 14
	Share	Weighted average exercise	Share	Weighted average exercise
	options	price	options	Price

Outstanding - beginning of year	375,083	0.66	265,936	0.59
Granted	571,909	0.10	109,147	0.82
Exercised	(948)		-
Cancelled	-		-
Outstanding - year end	946,044	0.32	375,083	0.66

Options exercisable at year-end	574,344	0.5	354,459	0.70

The following table summarizes information about share options outstanding as of December 31, 2015:

Outstanding as of					Exercisable as of
December 31, 2015					December 31, 2015
Range of exercise prices	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Aggregate intrinsic value	Number exercisable	Weighted average exercise price	Aggregate intrinsic value
(US dollars)		(in years)	(US dollars)	(US dollars in thousands)		(US dollars)	(US dollars in thousands)

0.00-0.5	622,844	8.14	0.00	2,491	255,744	0.00	1,023
0.51 - 1	295,200	2.72	0.85	989	295,200	0.85	929
1.1 - 4	28,000	3.00	1.91	59	23,400	1.5	59
	946,044				574,344

F-20

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

A.	Office lease

In December 2015, the Company entered into an office lease agreement, which will end on December 5, 2016 with an option to extend the lease period for one year. According to the lease agreement, the monthly office lease payment is approximately $1.7 thousand.

Minimum future rental payments, as of December 31, 2015 are as follows:

2016	$20
$20

B.	European Union grant program

In October 2013, the Company entered into a grant agreement with the European Union for implementation of the Personalized Centralized Authentication System ("PCAS") within the framework of the specific program and subject the conditions prescribed in the agreement. In October 2015, based on the Company's progress in its research and development, PCAS has decided to grant an additional €159 ($174) thousand to the Company’s budget, within the frame of the grant agreement, in order to continue and complete the development process.

The Company's total approved budget as of December 31, 2015 is €913 ($997) thousand, of which the approved funding by the EU is €686 ($749) thousand. As of December 31, 2015, and December 31, 2014, the Company received an aggregate amount of €549 thousand ($684 thousand) and €273 thousand ($372 thousand), respectively.

NOTE 10 - RESEARCH AND DEVELOPMENT

Composition:

	Year ended
	As of December 31
	2 0 1 5	2 0 1 4
	USD in thousands

Payroll and related expenses	623	425
Share-based payment	394	212
Professional services	50	39
Development expenses	97	80
Traveling abroad expenses	9	-
Other	6	27
Materials	12	16
Subcontracted work and consulting	4	16
	1,195	815
Less: Participation in Research and development expenses	(295)	(339)
Research and development, net	900	476

F-21

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 11 - GENERAL AND ADMINISTRATIVE

Composition:

	Year ended
	As of December 31
	2 0 15	2 0 14
	USD in thousands

Payroll and related expenses	507	18
Share-based payment	427	29
Professional services	237	87
Consulting	-	56
Other	92	39
Rent and maintenance	18	14
Office maintenance	17	8
	1,298	251

NOTE 12 - TAXES ON INCOME

A.	The Company

OS New Horizon - Personal Computing Solutions Ltd. is taxed according to Israeli tax laws:

1.	Corporate tax rates in Israel

The Israeli corporate tax rate was 26.5% in the years 2015 and 2014 and 25% from year 2016 onwards.

2.	As of December 31, 2015 , the Company generated net operation losses of approximately $4.4 million, which may be carried forward and offset against taxable income in the future for an indefinite period.

3.	The entity is still in its development stage and has not yet generated revenues, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was recorded to reduce the deferred tax assets to its recoverable amounts.

	Year ended December 31,
	2 0 1 5	2 0 1 4
	USD in thousands
Deferred tax assets:
Deferred taxes due to carryforward losses	1,176	588
	1,176	588

Valuation allowance	(1,176)	(588)
Net deferred tax asset	-	-

4.	The Company has no uncertain tax positions and foreign sources of income.

F-22

OS New Horizon - Personal Computing Solutions Ltd.

Notes to the financial statements

NOTE 13 - FINANCIAL INCOME (EXPENSES) NET

Composition:

	Year ended
	As of December 31
	2 0 1 5	2 0 1 4
	USD in thousands

Bank and loan interest	2	24
Interest on loans	58	6
Exchange rate differences	2	(138)
	62	(108)

NOTE 14 - TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES

A.	Transactions:

	As of December 31
	2 0 1 5	2 0 1 4
	USD in thousands

Payroll and related expenses	490	53
Professional services	0	13
	490	66

B.	Balances:

	As of December 31
	2 0 1 5	2 0 1 4
	USD in thousands

Employees and payroll accruals	3	21
Other accounts payable	125
Severance pay	384
Related party	-	7
Shareholder's loan (see also Note 6)	749	390
	1,261	418

NOTE 15 - SUBSEQUENT EVENTS

In February 27, 2016 the parent company submitted a prospectus to the SEC for an offering to private investors of 802,065 ordinary shares at an expected price of $12.47

F-23

OS New Horizon – Personal Computing Solutions Ltd.

FINANCIAL STATEMENTS

As of December 31, 2014 and 2013

 AUDITED

F-24

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

OS New Horizon - Personal Computing Solutions Ltd.

We have audited the financial statements of OS New Horizon - Personal Computing Solutions Ltd. (the "Company"), which comprise the balance sheets as of December 31, 2014 and 2013, and the related Statements of Operations, Changes in Stockholders' Deficit and Cash Flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OS New Horizon - Personal Computing Solutions Ltd. as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements for the year ended December 31, 2014 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(B) to the financial statements, the Company has devoted substantially all its efforts to research and development. The Company is still in its development stage and has not yet generated revenues. The extent of the Company's future operating losses and the timing of becoming profitable are uncertain. The Company has incurred losses of $0.7, and $1.1 million for the years ended December 31, 2014, and 2013, respectively, and accumulated losses of $2.2 million. These conditions raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel

January 25, 2016

F-25

OS New Horizon – Personal Computing Solutions LTD.

Balance sheets

		As of December 31
		2014	2013
	Note	USD in thousands
ASSETS
Current assets
Cash and cash equivalents		21	296
Investment in securities		-	28
Other receivables	3	145	15
Total current assets		166	339
Fixed assets, net		4	-

TOTAL ASSETS		170	339

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities
Short term bank loans		-	1
Accounts payable		53	56
Other accounts payable	5	228	462
Shareholder's loan	6	390	233
Total current liabilities		671	752

Long term liabilities
convertible loan		77	-
Employee Accruals		38	-
Total long term liabilities		115	-

TOTAL LIABILITIES		786	752

Shareholders' deficit
Ordinary shares, NIS 0.01 per value – authorized 3,599,300 Shares 1,179,185 shares issued and outstanding at December 31, 2014 and 1,100,900 shares issued and outstanding at December 31, 2013		3	3
Additional paid in capital		1,558	1,142
Accumulated deficit		(2,177)	(1,558)
Total shareholders' deficiency		(616)	(413)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY		170	339

The accompanying notes are an integral part of the financial statements.

F-26

OS New Horizon – Personal Computing Solutions LTD.

Statements of Operations

		Year ended
		December 31
		2014	2013
	Note	USD in thousands

Research and development expenses	10	815	617
less: Participation in Research and development expenses		(339)	(93)
Research and development, net		476	524

General and administrative	11	251	562

Operating loss		727	1,086

Financial income, net	13	108	16

Loss for the year		619	1,070

Number of shares outstanding		1,113,500	1,040,900

Basic and diluted loss per share (in USD)		0.56	1.03

The accompanying notes are an integral part of the financial statements.

F-27

OS New Horizon – Personal Computing Solutions Ltd.

Statements of Changes in Stockholders' Deficit

	Share Capital	Additional paid in capital	Accumulated Deficit	Total capital deficiency
	USD in thousands

BALANCE AS OF JANUARY 1, 2013	3	60	(488)	(425)

CHANGES DURING 2013:
Conversion of shareholders' loan into Ordinary shares	*	153	-	153
Issuance of ordinary shares	*	296	-	296
Share-based payment	-	633	-	633
Loss for the year	-	-	(1,070)	(1,070)

BALANCE AS OF DECEMBER 31, 2013	3	1,142	(1,558)	(413)

CHANGES DURING 2014:
Issuance of ordinary shares	*	161	-	161
Share-based payment	-	216	-	216
Beneficial conversion feature	-	39	-	39
Loss for the year	-	-	(619)	(619)

BALANCE AS OF DECEMBER 31, 2014	3	1,558	(2,177)	(616)

* Less than 1 USD (in thousands)

The accompanying notes are an integral part of the financial statements.

F-28

OS New Horizon – Personal Computing Solutions Ltd.

Statements of Cash Flows

	Year ended
	December 31
	2014	2013
	USD in thousands
Net cash used in operating activities
Loss for the year	(619)	(1,070)
Adjustments to reconcile loss to net cash used in operating activities:	(113)	1,135
Net cash used in operating activities	(732)	65

Cash Flows from Investing Activities
(Investment) Disposal in marketable securities	28	(28)
Purchase of fixed assets	(4)	-

Net cash provided by (used in) investing activities	24	(28)

Cash flows from Financing Activities:
Short-term loans from banks	(1)	(7)
Loans from related parties	273	(47)
Issuance of ordinary shares	161	296

Net cash provided by financing activities	433	242

Increase (decrease) in cash and cash equivalents	(275)	279
Cash and cash equivalents at the beginning of the period	296	17

Cash and cash equivalents at the end of the period	21	296

Adjustments to reconcile loss to net cash used in operating activities:

	Year ended
	December 31
	2014	2013
	USD in thousands

Share-based payment	216	633
Increase in other receivables	(130)	(12)
Increase (Decrease) in trade accounts payable	(3)	56
Increase (Decrease) in other accounts payable	(234)	458
Increase in employee accruals	38	-
Adjustments to reconcile loss to net cash used in operating activities	(113)	1,135

The accompanying notes are an integral part of the financial statements.

F-29

OS New Horizon – Personal Computing Solutions LTD.

Notes to the financial statements

NOTE 1 - GENERAL

A.	OS New Horizon – Personal Computing Solutions Ltd. was incorporated and commenced its operations in Israel on February 9, 2010. In preparation for the contemplated capital raising under Regulation A, the shareholder of the Company decided on restructuring its holding in the Company so that POMM Inc. (“POMM” or the “Company”), a newly formed company, became the owner of 100% of the shares of OS New Horizon – Personal Computing Solutions Ltd. (OS or the “Subsidiary”), through restructuring under common control. The restructuring had been performed so that every current shareholder of OS has tendered its shares in OS in exchange for shares in POMM causing OS to become a wholly owned subsidiary of POMM. The restructuring had been completed after receiving an approval in principle of the Israeli Tax Authority ("ITA") On the January 12, 2015, authorizing the exchange of shares as an exempted transaction under section 104B of the Israeli Income Tax Ordinance. The financial operations overview refers to financial information of OS as the predecessor of POMM. The financial statements of POMM do not reflect the restructuring as approved above.

The Company is engaged in developing and marketing of small systems of storage, encoding and information retrieval.

B.	Since inception, the Company has devoted substantially all its efforts to research and development. The Company is still in its development stage and has not yet generated revenues. The extent of the Company's future operating losses and the timing of becoming profitable are uncertain. The Company has incurred losses of $0.7, and $1.1 million for the years ended December 31, 2014, and 2013, respectively, and accumulated losses of $2.2 million.

These conditions raise substantial doubt about the Company's ability to continue to operate as a going concern. The Company’s ability to continue operating as a “going concern” is dependent on several factors, among them is the ability to raise sufficient additional funding.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A.	basic for presentation:

The financial statements have been prepared in conformity with accounting principles generally accepted in United Sates of America ("US GAAP").

B.	Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company’s management believes that the estimates judgement and assumptions used are reasonable based upon information available at the time they are made. These estimates judgement and assumptions can affect reported amounts and disclosures made. Actual results could differ from those estimates.

F-30

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

C.	Financial statement in U.S. dollars:

The functional currency of the Company is the U.S dollar ("dollar") since the dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances denominated in foreign currencies have been re-measured to dollars in accordance with the provisions of ASC 830-10, "Foreign Currency Translation".

All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

D.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less as of the date acquired.

E.	Share-based compensation:

The Company applies ASC 718-10, "Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options under the Company's stock plans based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's statement of operations.

The Company recognizes compensation expense for the value of non-employee awards, which have graded vesting, based on the accelerated attribution method over the requisite service period of each award, net of estimated forfeitures.

The Company estimates the fair value of share options granted using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is the average volatility in the last three years for the software (System & Application) industry. The expected option term is calculated for options granted to employees and directors using the "simplified" method. Grants to non-employees are based on the contractual term.

F-31

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

F.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed based on the weighted average number of shares outstanding during each year, plus the dilutive potential common stock considered outstanding during the year, in accordance with ASC 260-10 "Earnings per Share". The amount of potential common stock excluded from calculations of diluted earnings per share, since they would have an anti-dilutive effect was 1,397,812 and 1,219,635 as of December 31, 2014 and 2013, respectively.

G.	Research and development expenses, net:

Research and development expenses, are charged to the statement of operations as incurred. European grants for funding approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and applied as a deduction from research and development expenses.

H.	Convertible debt:

Under ASC 470-20 “Debt with Conversion and Other Options”, the proceeds from the sale of convertible debt and other options are allocated to each component, based on their relative fair value.

Under ASC 470 an embedded beneficial conversion feature in a convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds (as determined in the paragraph above) equal to the intrinsic value of that feature to additional paid-in capital with the corresponding amount presented as discount on the debt.

F-32

NOTE 3 - OTHER RECEIVABLES

Composition:

	As of December 31
	2014	2013
	USD in thousands

Participation in research and development	103	-
Government institutes	42	15

NOTE 4 - EMPLOYEE RIGHTS UPON RETIREMENT

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.

Pursuant to section 14 of the Severance Compensation Act, 1963, the Company's employees included under this section are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments in respect of those employees. Severance expenses recorded in the statement of operations for the years 2014 and 2013 were $25,000 and $0, respectively.

NOTE 5 - OTHER ACCOUNTS PAYABLE

Composition:

	As of December 31
	2014	2013
	USD in thousands

Employees and related expenses	48	48
Participation in research and development	-	176
Accrued expenses	120	238
Related party	60	-
	228	462

F-33

NOTE 6 - SHAREHOLDER'S LOAN

A.	Since inception, the Company's main shareholder provides loans to the Company from time to time, as needed ("Main Shareholder"). The main Shareholder's Loan bears an annual interest rate of 5%.

On June 16, 2013, $153 thousands was converted into 50,700 ordinary shares of NIS 0.01 par value of the Company.

During 2014, the main shareholder provided loans in a total amount of $242 thousand, with a termination date set at December 2018.

As of December 31, 2014 and 2013, the outstanding balance of the Main Shareholder Loan is $390 thousand and $233 thousand, respectively.

The loan amount converted is recognized as an increase to the additional paid in capital.

B.	On October 2, 2014, the Company entered into a Share Purchase Agreement with several investors. Based on such agreement the investors agreed to invest at least $150 thousands in consideration of 66,000 ordinary shares NIS0.01 at a price per share of $2.25. Based on such agreement, at the closing date of such agreement, the Company will issue to the investors half of the shares and the second half will be issued 24 month after the closing date unless 30 days prior to the end of such 24 months a written and signed notice is accepted. If such notice is accepted, the remaining balance of the investment shall become loan bearing 4% annual interest retroactively from the date of investment. As of December 31, 2014, the investors invested a total amount of $232 thousands, of which $116 thousands (50%) is accounted for as convertible debt accruing 4% annual interest. In accordance with ASC 470-20 “Debt with Conversion and Other Options”, the Company determined that beneficial conversion feature exist in the amount of $39 thousands. The beneficial conversion feature was recorded as an increase in Additional Paid-In Capital with the corresponding amount presented as a discount on the convertible debt.

Convertible debt (50% of $232 thousands)	$116
Beneficial conversion feature	39
Balance of Convertible debt	$77

F-34

NOTE 7 - SHAREHOLDERS' EQUITY

Composition:

	December 31, 2014
	Registered	Issue and outstanding
	Number of shares

Foundation share of NIS 0.01 par value	100	100
Ordinary share of NIS 0.01 par value	3,599,300	1,179,185
Preference share of NIS 0.01 par value	600	200

	December 31, 2013
	Registered	Issue and outstanding
	Number of shares

Foundation share of NIS 0.01 par value	100	100
Ordinary share of NIS 0.01 par value	3,599,300	1,100,900
Preference share of NIS 0.01 par value	600	200

A.	Ordinary share

The ordinary shares confers upon the holders the right to receive notice to participate and vote in general meetings of shareholders of the Company, the right to receive dividends, if declared, and the right to participate in a distribution of surplus of assets upon liquidation of the Company.

B.	Preference share

The Preference share confers upon the holders the right to receive notice to participate and vote in the general meeting of shareholders of the Company. In addition, the holders have the right to nominate 1 director.

C.	Foundation share

The foundation share confers upon the holders the right to receive notice to participate and vote in the general meetings of shareholders of the Company, and the right to receive preference dividend at the amount of $103 thousand for each passing year from the date the Company was founded.

F-35

NOTE 7 - SHAREHOLDERS' EQUITY (Cont.)

D.	Issuance of ordinary shares:

1.	In 2011, the Company issued 34,800 ordinary shares of NIS 0.01 par value for a consideration of approximately $46 thousand.

2.	In 2012, the Company issued 15,000 ordinary shares of NIS 0.01 par value for a consideration of approximately $14 thousand.

3.	In 2013, the Company entered into a Share Purchases Agreement with a number of investors for the issuance of 98,100 of the Company's ordinary shares for a total consideration of approximately $296 thousand.

Also, during 2013 the Main Shareholder converted $153 thousands of the Loan to 50,700 of the Company's ordinary shares.

4.	In 2014, the Company entered into a Share Purchases Agreement with a number of investors for the issuance of 26,400 of the Company's ordinary shares for a total consideration of approximately $44 thousand.

In addition, in connection with the October 2, 2014 Share Purchace Agreement discussed in Note 6B), the Company issued 51,885 ordinary shares for a total consideration of approximately $116 thousand, representing half of the amount invested.

NOTE 8 - SHARE BASED PAYMENTS

A.	Rights of Shares:

Holders of ordinary shares are entitled to participate equally in the payment of cash dividends and bonus shares (stock dividends) and, in the event of the liquidation of the Company, in the distribution of assets after satisfaction of liabilities to creditors. Each ordinary share is entitled to one vote on all matters to be voted on by shareholders.

B.	Employee Incentive Plans:

The Company’s Board of directors approves, from time to time, employee incentive plans, the last of which was approved in October 2015. Employee incentive plans include stock options.

F-36

NOTE 8 - SHARE BASED PAYMENTS (Cont.)

Stock Options

The following table summarizes the effects of stock-based compensation resulting from the application of ASC 718 included in the Statements of Operations as follows:

	Year ended December 31,
	2014	2013
Research and Development expenses	211,836	377,061
General and Administration expenses	29,244	242,832
Total	$241,080	$619,893

Stock options usually vest over 0-4 years and their term may not exceed 10 years. The exercise price of each option is between $0.01- $1.5.

Through December 31, 2014, 375,083 share options have been issued under the plans, of which 354,459 options were exercisable as of December 31, 2014.

Summary of the status of the Company’s share option plans as of December 31, 2014, 2013 and 2012, as well as changes during each of the years then ended, is presented below:

	2014		2013
	Share	Weighted average exercise	Share	Weighted average exercise
	options	price	options	Price

Outstanding - beginning of year	265,936	0.59	167,900	0.94
Granted	109,147	0.82	98,036	-
Exercised	0		0
Cancelled	0		0
Outstanding - year end	375,083	0.66	265,936	0.59

Options exercisable at year-end	354,459	0.70	213,812	0.74

F-37

NOTE 8 - SHARE BASED PAYMENTS (Cont.)

The following table summarizes information about share options outstanding as of December 31, 2014:

Outstanding as of December 31, 2014					Exercisable as of December 31, 2014
Range of exercise prices	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Aggregate intrinsic value	Number exercisable	Weighted average exercise price	Aggregate intrinsic value
(US dollars)		(in years)	(US dollars)	(US dollars in thousands)		(US dollars)	(US dollars in thousands)

0.01-0.5	101,483	4.00	0.01	304	80,859	0.01	243
0.6-0.9	82,300	3.00	0.66	193	82,300	0.66	193
0.91-1.5	191,300	4.00	1.00	381	191,300	1.00	381
	375,083				459,354

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

A.	Office lease

In October 2013, the Company entered into an office lease agreement, which will end on December 31, 2016. According to the lease agreement, the monthly office lease payment is approximately $1.4 thousand.

2015	$17
2016	$17
$34

B.	European Union grant program

In October 2013, the Company entered into a grant agreement with the European Union for implementation of the Personalized Centralized Authentication System ("PCAS") within the framework of the specific program and subject the conditions prescribed in the agreement. The Company's total approved budget is €566 thousand. As of December 31, 2013, and December 31, 2014, the Company received an aggregate amount of €199 thousand ($273 thousand) and €273 thousand ($333 thousand), respectively.

On January 2015, the Company received an additional amount of €275 thousand.

F-38

NOTE 10 - RESEARCH AND DEVELOPMENT

Composition:

	Year ended
	As of December 31
	2014	2013
	USD in thousands

Payroll and related expenses	637	207
Professional services	39	229
Development expenses	80	169
Other	27	9
Materials	16	3
Subcontracted work and consulting	16	-
	815	617

NOTE 11 - GENERAL AND ADMINISTRATIVE

Composition:

	Year ended
	As of December 31
	2014	2013
	USD in thousands

Payroll and related expenses	29	243
Professional services	105	253
Consulting	56	33
Other	39	26
Rent and maintenance	14	4
Office maintenance	8	3
	251	562

F-39

NOTE 12 - TAXES ON INCOME

A.	On December 6, 2011, the Tax Burden Distribution Law" Legislation Amendment (2011) was. Under the law, the previously approved gradual decrease in the corporate tax rate was cancelled. The Corporate tax rate will increase to 25% beginning 2012.

On August 5, 2013, the Law for Change of National Priorities (Legislative Amendments for Achieving the Budgetary Goals for 2013-2014), 2013 (hereinafter – the law) was published, raising, among other things, the corporate tax rate beginning in 2014 and thereafter to 26.5% (instead of 25%).

B.	As of December 31,2014, the Company generated net operation losses of approximately $500 thousand, which may be carried forward and offset against taxable income in the future for an indefinite period.

C.	Due to the entity still in its development stage and history of recent losses, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was created to reduce the deferred tax assets to its recoverable amounts.

	Year ended December 31,
	2014	2013
	USD in thousands
Deferred tax assets:
Deferred taxes due to carryforward losses	588	413
	588	413

Valuation allowance	(588)	(413)
Net deferred tax asset	-	-

D.	the Company has no uncertain tax positions and foreign sources of income.

F-40

NOTE 13 - FINANCIAL INCOME (EXPENSES) NET

Composition:

	Year ended
	As of December 31
	2014	2013
	USD in thousands

Bank interest	(24)	(11)
Interest on convertible loan	(6)	-
Exchange rate differences	138	27
	108	16

NOTE 14 - TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES

A. Transactions:

	As of December 31
	2014	2013
	USD in thousands

Payroll and related expenses	53	50
Professional services	13	-
	66	50

B. Balances:

	As of December 31
	2014	2013
	USD in thousands
Presented in account payables - other:
Included employees and related expenses	21	43
Related party	7	-
Shareholder's loan (see also note 6)	390	233
	418	276

NOTE 15 – SUBSEQUENT EVENTS

1.	In October 2015, based on the Company's progress in its research and development, PCAS have decided to grant another €150 ($159) thousand to the Company, within the frame of the grant agreement, in order to continue and complete the development process.

2.	On October 11, 2015 the Company entered into a Share Purchase Agreement with investors for the issuance of 100,000 ordinary shares NIS 0.01 at a price of $4 per share. Based on the agreement the Company issued to the investors 31,530 ordinary shares for a total consideration of approximately $126 thousand, and the remaining balance is expected to be issued no later than January 1, 2016 in consideration for approximately $274 thousands.

F-41

PART III – EXHIBITS TO OFFERING CIRCULAR

Exhibit No.	Description

2.1*	Articles of Incorporation of POMM Inc.

2.2*	Bylaws of POMM Inc.

3.1*	Form of Stock Certificate

4.1*	Sample of Subscription Agreement and Investor Questionaries

12.1*	Legal Opinion of JSBarkats, PLLC

14.1	Consent of CPA - Auditor Deloitte

15.1a*	Regulation A Disqualification Event Questionnaire Gila Fish

15.1b*	Regulation A Disqualification Event Questionnaire David Freidenberg

•	Previously filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 19, 2016.

POMM INC.

By:	/s/ David Freidenberg
Name: David Freidenberg
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Freidenberg	Chief Executive Officer, Director	May 19, 2016
David Freidenberg	(principal executive officer)
/s/ Gila Fish	Director	May 19, 2016
Gila Fish

/s/ Rachel Koren	Chief Financial Officer
Rachel Koren	(principal financial officer and principal accounting officer)	May 19, 2016

Index to Exhibits

Exhibit No.	Description

2.1*	Articles of Incorporation of POMM Inc.

2.2*	Bylaws of POMM Inc.

3.1*	Form of Stock Certificate

4.1*	Sample of Subscription Agreement and Investor Questionaries

12.1*	Legal Opinion of JSBarkats, PLLC

14.1	Consents of CPA - Auditor Deloitte

15.1a*	Regulation A Disqualification Event Questionnaire Gila Fish

15.1b*	Regulation A Disqualification Event Questionnaire David Freidenberg

*	Previously filed